Exhibit 99.1

Basis of presentation

AAM Holdings’ historical financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). AAM Holdings publishes its financial statements in U.S. Dollars. Dowlais’ historical financial statements included in this offering memorandum have been prepared in accordance with IFRS® Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Dowlais publishes its financial statements in Pound Sterling. Certain financial information of Dowlais in this offering memorandum has been translated into U.S. Dollars for comparability and convenience purposes only. Unless otherwise indicated or the context otherwise requires, the rate used to translate Pound Sterling amounts to U.S. Dollars was 1.3574, which is the exchange rate reported by Bloomberg on September 11, 2025.

Prospective investors should consult their professional advisors for an understanding of: (i) any differences between GAAP, IFRS as issued by the IASB and other systems of generally accepted accounting principles and how these differences might affect the financial information included in this offering memorandum, and (ii) the impact that future additions to, or amendments of any such accounting principles may have on the results of operations and/or financial condition of AAM or Dowlais, as well as on the comparability of the prior periods.

This offering memorandum also includes certain financial and operating metrics for AAM Holdings and Dowlais combined as one company. These “combined” metrics are provided for illustrative purposes, are derived by combining the relevant historical financial or operating information of AAM Holdings and Dowlais and do not reflect pro forma adjustments and are not prepared in compliance with the requirements of Article 11 of Regulation S-X, as would be required if this offering of notes were registered with the SEC. These figures do not reflect what the Combined Group’s financial condition or results of operations would have been had the Transactions (as defined herein) occurred on or prior to the dates indicated. The Combined Group’s actual financial position and results of operations may differ significantly from the amounts reflected herein due to a variety of factors. See “Risk Factors—Risks Related to the Pending Combination with Dowlais.”

The statements and information included or incorporated by reference in this offering memorandum regarding synergies, cost savings and similar information were prepared by AAM Holdings and relate to the synergies and cost savings being targeted by AAM Holdings following the consummation of the Combination only, and are conditional upon the consummation of the Combination. Such statements and information are forward-looking statements subject to risks, and actual results may vary materially from such statements and information.

Unless otherwise stated herein, pro forma financial information gives effect to the Combination, anticipated incurrence of new indebtedness pursuant to the Second Amendment (as defined herein) and the Bridge Credit Agreements (as defined herein) and the use of proceeds therefrom (collectively, the “Transactions”), as described under “Unaudited Pro Forma Condensed Combined Financial Information.” References to financial or other data presented as “pro forma” or “on a pro forma basis” refer to a presentation that applies adjustments to give pro forma effect to the Transactions. The unaudited pro forma condensed combined financial information contained in this offering memorandum was calculated on the basis of assumptions made by the respective management of AAM Holdings and Dowlais at the time such information was prepared. For example, such unaudited pro forma condensed combined financial information reflects assumptions regarding the terms on which the Transactions will be completed and the terms of the indebtedness of the Combined Group that will be outstanding following completion of the Transactions. In particular, the unaudited pro forma condensed combined financial information contained in this offering memorandum does not give effect to any amendments to the Credit Agreement or the Co-operation Agreement or other modifications to the terms of the Transactions that may be agreed by the parties thereto and assumes the indebtedness incurred to fund the cash consideration payable in connection with the Combination and related fees and expenses and to repay certain existing indebtedness of Dowlais will be pursuant to the Second Amendment and the Bridge Credit Agreements rather than giving effect to this offering or to actual terms of the notes issued in this offering. See “Risk Factors—Risks Related to the Pending Combination with Dowlais—The unaudited pro forma financial information included in this offering memorandum may not be an indication of the Combined Group’s financial condition or results of operations following the Combination.”

The information included in this offering memorandum is not intended to, and does not, comply with all of the disclosure requirements of the SEC that would apply if this offering were being made pursuant to a registration statement filed with the SEC. Compliance with such requirements could require the modification or exclusion of certain financial measures and/or other information included in this offering memorandum and the inclusion of certain information not included in this offering memorandum. For example, the twelve months ended June 30, 2025 is not a fiscal period for us or Dowlais under GAAP or IFRS and, accordingly, the unaudited pro forma condensed combined financial information for the twelve months ended June 30, 2025 has not been prepared in compliance with the requirements of Article 11 of Regulation S-X, as would be required if this offering of notes were registered with the SEC. Similarly, certain “combined” metrics are derived by combining the relevant historical financial or operating information of AAM Holdings and Dowlais and do not reflect pro forma adjustments and are not prepared in compliance with the requirements of Article 11 of Regulation S-X, as would be required if this offering of notes were registered with the SEC.

Numerical figures included in this offering memorandum have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

In this offering memorandum, unless otherwise specified or the context otherwise requires:

•	“Pound Sterling,” “Pounds,” “£,” “Pence” or “p” each refer to the lawful currency of the United Kingdom; and

•	“U.S. Dollars,” “Dollars,” “$” or “U.S.$” each refer to the lawful currency of the United States.

Non-GAAP and non-IFRS financial measures

In addition to results reported in accordance with GAAP and IFRS as issued by the IASB in this offering memorandum, we have provided certain non-GAAP and non-IFRS financial measures such as EBITDA, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted Revenue, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Operating Profit. Such information is reconciled to its closest GAAP or IFRS measure, as applicable, in accordance with SEC rules under “Summary—AAM Holdings Summary Consolidated Financial Data” and “Summary—Dowlais Summary Consolidated Financial Data.”

AAM Holdings defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. AAM Holdings defines Adjusted EBITDA as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gains or losses on the derivative associated with the Combination, gains or losses on equity securities, pension curtailment and settlement charges, impairment charges and non-recurring items. AAM Holdings defines Segment Adjusted EBITDA as EBITDA for its reportable segments excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gains or losses on the derivative associated with the Combination, gains or losses on equity securities, pension curtailment and settlement charges, impairment charges and non-recurring items. AAM Holdings defines Free Cash Flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants. AAM Holdings defines Adjusted Free Cash Flow as Free Cash Flow excluding the impact of cash payments for restructuring and acquisition-related costs and cash payments related to the Malvern fire, including payments for capital expenditures, net of recoveries.

Dowlais defines Adjusted Revenue as external revenue including Dowlais’ share of revenue of equity accounted investments. Dowlais defines Adjusted Operating Profit as operating profit excluding items which are significant in size or volatility or by nature are non-trading or non-recurring and including the adjusted operating profit of equity accounted investments. Dowlais defines Adjusted EBITDA as Adjusted Operating Profit after adding back depreciation and impairment of property, plant and equipment and amortization of computer software and development costs, including that of equity accounted investments. Dowlais defines Free Cash Flow as cash generated after accounting for all trading costs, restructuring, pension contributions, and tax payments, but before any cash flows associated with financing activities (i.e. net cash from operating and investing activities). Dowlais defines Adjusted Free Cash Flow as Free Cash Flow adjusted for cash flows related to its demerger from Melrose Industries PLC, cash spend on AAM combination and net cash on business disposals.

We believe that EBITDA, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted Revenue, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Operating Profit are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. We also believe Free Cash Flow and Adjusted Free Cash Flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow are also key metrics used in our calculation of incentive compensation. These non- GAAP and non-IFRS financial measures are not and should not be considered a substitute for any GAAP or IFRS measure. Additionally, non-GAAP and non-IFRS financial measures as presented may not be comparable to similarly titled measures reported by other companies.

Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this offering memorandum. Because this is a summary it may not contain all the information that may be important to you. You should read the entire offering memorandum, including the information incorporated by reference herein, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Forward-Looking Statements” for more information regarding these statements.

Our company

AAM is a leading global tier 1 automotive and mobility supplier that designs, engineers and manufactures driveline and metal forming technologies to support electric, hybrid and internal combustion vehicles. AAM has its principal executive office in Detroit Michigan and operates over 75 facilities in 15 countries across North America, Europe, Asia, and South America. AAM has approximately 19,000 associates globally.

AAM has established a broad product portfolio that is designed to improve axle efficiency and fuel economy through innovative product design technologies. Its portfolio includes highly engineered axles, aluminum axles and all-wheel-drive applications. AAM’s metal forming segment represents the largest automotive forging operation in the world, and provides engine, transmission, driveline and safety-critical components for light, commercial and industrial vehicles.

We have aligned our business strategy to build value for our key stakeholders. We accomplish our strategic objectives by capitalizing on our competitive strengths and continuing to diversify our customer, product and geographic sales mix, while providing exceptional value to our customers. We are focused on securing and enhancing our core business of manufacturing products that support internal combustion engine (ICE) vehicle programs by delivering operational excellence and quality products to our customers, while growing our hybrid and electric vehicle business, as end-user acceptance of these vehicle types is expected to grow in the future. We have delivered on our objective, securing substantially all of our core platforms lasting beyond 2030. We believe we are favorably positioned in North America.

For the year ended December 31, 2024, we generated total revenues of $6,125 million and net income and adjusted EBITDA of $35 million and $749 million, respectively. For the six months ended June 30, 2025, we generated total revenues of $2,948 million and net income and adjusted EBITDA of $46 million and $380 million, respectively. Adjusted EBITDA is a non-GAAP financial measure. See “—AAM Holdings Summary Historical and Pro Forma Consolidated Financial Data” for a discussion of our use of our non-GAAP financial measures in this offering memorandum, including the reasons that we believe this information is useful to management and to investors, and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Dowlais

Dowlais is a specialist engineering group focused on the automotive sector. Dowlais develops and delivers precisely engineered solutions for the automotive industry through its two high- technology engineering businesses: GKN Automotive and GKN Powder Metallurgy. Dowlais is headquartered in the United Kingdom, and operates in 22 countries and in 100 locations across the Americas, Europe and Asia, with over 70 manufacturing facilities and seven global innovation centers. Dowlais employes over 29,000 employees globally, including as part of its joint ventures. Dowlais has relationships with over ninety percent of global original equipment manufacturers, which are typically light vehicle original equipment manufacturers, and its components are present in approximately 45% of light vehicles in use globally.

GKN Automotive is a global leader in the development and production of side-shafts, propshafts, AWD systems and advanced differentials and a trusted partner to automotive OEMs globally. Its products drive the wheels of light vehicles around the world, and it has been a pioneer in the development of eDrive systems, remaining at the forefront of electric vehicle powertrain technology.

GKN Powder Metallurgy is a global leader in the production of sintered metal products for the automotive and industrial sectors and a leading manufacturer of atomized metal powders. Its world-class engineering expertise and sustainable technology enables the design and production of parts with complex geometries, higher densities and improved physical properties. It serves more than 2,000 customers globally and produces approximately ten million components daily.

Dowlais has a robust powertrain-agnostic product portfolio. 80.1% of its adjusted revenue is derived from the GKN Automotive segment, where 49% of its adjusted revenue is attributed to its market-leading side-shaft products, where it is approximately twice as large as the next-largest global competitor. The side-shaft product also benefits from the global mix shift towards more electrified vehicles, with approximately 14% more side shafts in a battery electric vehicle on average as compared to a vehicle powered by an internal combustion engine. 20% of Dowlais revenue is generated from its GKN Powder Metallurgy segment across three production flows: sinter metals, powder and additive manufacturing. GKN Powder Metallurgy serves both the automotive and industrial end markets.

Transaction overview

On January 29, 2025, we announced the terms of an offer (the “Offer”) by AAM Holdings to acquire the entire issued and to be issued share capital of Dowlais. Under the terms of the Offer, shareholders of Dowlais will be entitled to receive, for each ordinary share of Dowlais (each, a “Dowlais Share” and, collectively, the “Dowlais Shares”), 43 pence per share in cash and 0.0881 new shares of common stock of AAM Holdings, par value $0.01 per share (each share, an “AAM Share” and, collectively, the “AAM Shares”). In addition to the consideration payable in connection with the Combination, shareholders of Dowlais also received the payment of a final cash dividend by Dowlais of 2.8 pence for each Dowlais Share paid on May 29, 2025 (the “FY24 Final Dividend”).

The Combination has been unanimously approved by the Boards of Directors of AAM Holdings and Dowlais and by both companies’ shareholders. Following the close of the transaction, the combined company will be headquartered in Detroit, Michigan and will be led by AAM’s Chairman and CEO. The transaction is expected to close by the end of 2025, subject to the receipt of regulatory approvals and satisfaction of customary closing conditions.

We intend to use the net proceeds from this offering, together with borrowings under the Credit Agreement and cash on hand, (i) to pay the cash consideration payable in connection with the Combination and related fees and expenses, (ii) to repay in full all outstanding borrowings under the Dowlais Credit Facilities and to pay related fees, expenses and premiums, after which Dowlais Credit Facilities will be terminated, (iii) to fund the Dowlais Notes Change of Control Offer and (iv) the remainder, if any, for general corporate purposes, which may include, among other things, repayment of debt. See “Use of Proceeds.”

Strategic rationale

AAM and Dowlais are leading global tier-one automotive suppliers specializing in driveline and metal forming technologies for internal combustion, electric and hybrid vehicles. The combination of AAM and Dowlais will create a leading global manufacturer with the scale, product portfolio, technology and global diversification required to lead and innovate in a transitioning business environment. The Combined Group is expected to have 48,000 associates and operate in 25 countries over 170 locations.

We believe that the Combined Group will benefit from a more diversified business model across both customers and geographies as well as the synergies expected to arise from the combination of AAM and Dowlais. This business will feature a robust cash-generative financial profile, a strong balance sheet, and a more competitive and margin enhancing position than the standalone businesses, enabling continued innovation, growth, and long-term value creation for shareholders as the industry transitions to alternate propulsion technologies.

The Combination will bring together two companies with highly complementary customer bases, geographic footprints, powertrain-agnostic product portfolios and manufacturing operations. It will benefit from an experienced management team and the significant leadership depth present in both organizations.

Leading global driveline and metal-forming supplier with significant size and scale: The Combined Group benefits from greater scale and diversification, leading to enhanced financial and operational resilience. We believe this greater scale enables the business to better adapt to demand fluctuations and macroeconomic events; strengthens relationships with customers and other industry stakeholders; provides a competitive cost base driven by economies of scale; greater sharing of resources for research, development and investment, including electric vehicle transition and new technologies; and increased agility and flexibility in a dynamic, fast-moving industry.

Comprehensive powertrain-agnostic product portfolio with leading technology: The Combination creates an industry-leading portfolio of products across a broad range of automotive segments supporting internal combustion engine, hybrid and electric powertrains. Our leading position in beam axles is complemented by Dowlais’ strong position in side-shafts, and the two together position us to better compete for business with our existing and new customers. The metal forming and powder metallurgy product groups provide vertical integration capabilities as well as enhanced diversification with attractive and growing non-automotive industrial end markets. The Combined Group also benefits from enhanced scale to fund investments in future innovation across its powertrain-agnostic product portfolio.

Diversified customer base with expanded and balanced geographic presence: The Combined Group is positioned to take advantage of global markets by serving a wide range of vehicles with a well-diversified and complementary customer base. As adjusted for the Combination, the top three customers of the Group would account for only 48% of revenue with General Motors, Stellantis and Ford each representing 27%, 11% and 10%, respectively, as compared to approximately 68% of revenue for AAM standalone in the year ended December 31, 2024. Toyota, Volkswagen and Renault-Nissan will be the fourth, fifth and sixth largest customers, each representing 5%, 4% and 3% of sales, respectively. Additionally, the Combined Group is expected to benefit from a more balanced regional presence. AAM’s position in pickup trucks and SUVs and Dowlais’ position across multiple other vehicle segments globally would create an attractive business portfolio. The combined business will also have a strong foundation to serve the large and growing Chinese vehicle market, in particular with emerging domestic Chinese OEMs that are positioned for global growth, while also remaining favorably exposed to the profitable North American automotive market. As adjusted for the Combination, North America is expected to account for 57% of revenue, while Europe will account for 23%, the Asia-Pacific region will account for 18% and South America will account for the remaining 1% each for the year ended December 31, 2024, including Dowlais’ joint venture operations

Compelling industrial logic with approximately $300 million of expected synergies: The complementary nature of AAM’s and Dowlais’ businesses is expected to enable the creation of annual run rate cost synergies of approximately $300 million, expected to be substantially achieved by the end of the third year after consummation of the Combination. We estimate the costs required to achieve our synergy plan are approximately equal to one year of savings. The AAM management team has a proven acquisition track record, having successfully integrated and delivered cost synergy value through the acquisitions of MPG and Tekfor Group. Additionally, the Dowlais management team has demonstrated a proven track record of restructuring resulting in operational improvements.

High margins, with strong earnings accretion, cash flow and balance sheet: The Combined Group’s enhanced customer, geographic, and product diversification supports a best-in-class financial profile and greater free cash flow generation relative to our standalone business, with combined revenue of approximately $12 billion (calculated based on the unaudited pro forma financial information for the year ended December 31, 2024 included in the section of this offering memorandum entitled “Unaudited Pro Forma Condensed Combined Financial Information”) and combined Adjusted EBITDA margin of approximately 14% (calculated based on AAM’s definition of Adjusted EBITDA, the unaudited pro forma financial information for the year ended December 31, 2024 included in the section of this offering memorandum entitled “Unaudited Pro Forma Condensed Combined Financial Information” and certain other financial information of both AAM and Dowlais and assuming the full $300 million of estimated run rate synergies were achieved at the beginning of the period). See Basis of Presentation” regarding “combined” metrics, “Forward-Looking Statements” regarding synergies and “—AAM Holdings Summary Historical and Pro Forma Consolidated Financial Data” for a reconciliation of Adjusted EBITDA and Adjusted EBITDA margins to the most directly comparable GAAP metrics. The Combination could illustratively generate approximately $575 million of annual Adjusted Free Cash Flow when combining AAM historical annual average 2023 and 2024 Adjusted Free Cash Flow of approximately $225 million, Dowlais historical annual average 2023 and 2024 Adjusted Free Cash Flow of approximately $175 million excluding restructuring payments, synergy implementation costs and other items as per AAM’s definition of Adjusted Free Cash Flow, and assuming full realization of annual run rate synergy potential of $300 million, and after giving effect to illustrative incremental interest expense and taxes of approximately $125 million. This illustrative free cash flow generation would represent approximately 5% of combined sales. In addition, we took a prudent approach to funding this acquisition through a combination of both cash and shares.

AAM’s capital allocation policy will prioritize debt repayment while supporting organic growth until our net leverage ratio (defined as net debt (defined as total debt, less cash and cash equivalents) divided by the trailing 12 months of Adjusted EBITDA) is below 2.5 times, at which point AAM would be open to a more balanced capital allocation strategy, while continuing to target further net leverage reductions.

Competitive strengths

Sustained operational excellence and focus on cost management

We deliver operational excellence by leveraging our global standards, policies and best practices across all disciplines through the use of the AAM Operating System, which includes, among other elements, our S4 (S-to-the-fourth) safety system, Q4 (Q-to-the-fourth) quality system and E4 (E-to-the-fourth) energy and environmental sustainability system. We use this system to focus on customer satisfaction, lean production and efficient cost management, which allows us to improve quality, eliminate waste, and reduce lead time and total costs globally.

We maintain a cost competitive, operationally flexible global manufacturing, engineering and sourcing footprint to compete in global growth markets, support global product development initiatives and maintain regional cost competitiveness and generally produce products in-region for- region to better serve our global OEM customers.

Our business is vertically integrated to reduce cost and mitigate risk. Our Metal Forming segment, in addition to supplying component parts to many external customers, is a key supplier to our Driveline segment, helping to ensure continuity of supply and high level of quality for parts to our largest manufacturing facilities.

During 2024, we launched 11 programs across our business units for our customers including GM, Stellantis, Mercedes-AMG and Audi. In the first half of 2025, we also announced a significant new business win with Volkswagen’s Scout brand for their electrified Traveler SUV and Terra pickup truck.

Delivering exceptional quality, which is the foundation of our products’ durability and reliability

AAM’s Q4 internal quality assurance system drives continuous improvement to meet and exceed the growing expectations of our OEM customers.

In 2024, five of our global facilities received the GM Supplier Quality Excellence Award for outstanding quality performance during the 2023 performance year.

AAM was also recognized in 2024 for quality by several other customers including the Paccar 10 PPM Quality Award at our Hausach, Germany facility, the Ashok Leyland Certificate of Appreciation for Consistent Quality Performance at our Chennai, India facility and Pune, India facility, the Chery Excellent Supplier Award at our Changshu, China facility and the Jaguar Land Rover Quality Award at our Eisenach, Germany facility.

For the 2024 performance year, AAM was recognized by Ford with the Q1 Quality Award at our Bluffton, Indiana facility and our Pyeongtaek, South Korea facility.

Achieving technology leadership by delivering innovative products that enhance our product portfolio while increasing our total global served market

We are focused on securing and enhancing our core business, as the cash flows generated from our existing programs and products contribute to our research and development (“R&D”) investments that are expected to bring the future of the automotive industry faster. We leverage the extensive capabilities of our Driveline and Metal Forming business units to serve the future platforms of our global OEM customers. Our e-beam axle design is well-positioned to compete in the electrified powertrains of the future, exemplified by the recent announcement of the Scout Terra and Scout Traveler programs, and showcase the innovative product design approach our customers rely upon. In addition, we are the named supplier for the Scout brand’s front electric drive unit, showcasing our ability to bring our diverse product offerings together to support global OEMs and provide an integrated solution for their propulsion needs at a compelling value.

Our strategy

Securing and enhancing our core business

AAM has established a high-efficiency product portfolio that is designed to improve axle efficiency and fuel economy through innovative product design technologies. As our customers focus on reducing weight through the use of aluminum and other lightweighting alternatives, AAM is well positioned to offer innovative, industry leading solutions. Our portfolio includes high-efficiency axles, aluminum axles and AWD applications. AAM’s lightweight axle technology features an innovative design, which offers significant mass reduction and increased fuel economy and efficiency that is scalable across multiple applications without the loss of performance or power.

We have secured our core business as we have been awarded multiple next-generation full-size pickup truck front and rear axle programs, sport utility vehicle programs and crossover vehicle programs with OEM customers, and by also being named as the axle supplier for GM’s Chevrolet Colorado and GMC Canyon mid-size pickup trucks. Collectively, these awards secure a large portion of our revenues through 2030 and beyond. In addition, we believe we are favorably positioned for resurging quoting activity for ICE and hybrid powertrain programs as a result of slowing electric vehicle penetration in North America.

Our Metal Forming segment represents the largest automotive forging operation in the world, and provides engine, transmission, driveline and safety-critical components for light, commercial and industrial vehicles. We have developed advanced forging and machining process technologies to manufacture lightweight, highly precise and power-dense products. During 2024, our Metal Forming segment was awarded multiple internal combustion engine vehicle component programs by global OEMs.

We continue to evaluate our existing product portfolio for areas that are not core to our business in order to enhance AAM’s ability to compete globally while remaining cost competitive. During 2024, we entered into a definitive agreement to sell our commercial vehicle axle business and related assets in India (AAM India Manufacturing Corporation Pvt., Ltd.) for a sales price of $65 million, subject to certain customary adjustments at closing. The sale closed on July 1, 2025. In addition, during the first quarter of 2025 we exited our 50% ownership of Hefei AAM and Liuzhou AAM in China and collected $30 million in proceeds as a result.

Bringing the future faster

AAM’s Advanced Technology Development Center (ATDC) at our Detroit campus, allows us to accelerate technological advancements. This state-of-the-art facility is our center for technology benchmarking, prototype development, advanced technology development, supplier collaboration, customer showcasing and associate training on our future products, processes, and systems. Our Rochester Hills Technical Center (RHTC) in Michigan works closely with the ATDC to test and validate new and advanced technologies focused on lightweighting, efficiency and vehicle performance using enhanced diagnostic and hardware assessment capabilities. Our European Headquarters and Engineering Center (EHEC) in Langen, Germany, serves as our center of excellence for research and development, product testing and prototype development in Europe, and our Innovation Center at the Richard E. Dauch Institute in Mexico is focused on identifying ways to improve productivity while implementing manufacturing solutions, as well as educating our associates on process optimization and technology advances.

AAM’s investment in R&D has resulted in the development of advanced technology products designed to assist our customers in meeting the market demands for vehicle electrification; advanced and sophisticated electronic controls; lower emissions; enhanced power density; improved ride and handling performance; and enhanced reliability and durability.

AAM’s electric drive technology is designed, engineered and manufactured to provide a diverse and scalable product portfolio of hybrid and electric driveline systems to our customers that range from low-cost value-oriented offerings to high-performance solutions. This includes our e-Beam axles which incorporate high-reduction gearboxes and highly-integrated inverters. These hybrid and electric driveline systems leverage AAM’s experience in power density, torque transfer, noise- vibration-harshness reduction, heat management and systems integration, and are designed to improve fuel efficiency, reduce CO2 emissions and provide AWD capability. Our e-drive technology is designed to be segment agnostic, enabling our products to support a variety of markets and vehicle types.

During 2024, AAM announced new business awards in the Chinese market to supply Xpeng with 3-in-1 electric drive units, and to supply e-Beam axles to Skywell which is expected to launch in 2025.

Also during 2024, AAM announced a new business award to supply components to a global OEM for its new modular platform that will support multiple propulsion systems, as well as new business awards to supply various electric vehicle components for multiple OEM customers, including electric drive gears for a European OEM.

We are focused on increasing our presence in global markets to support our customers’ platforms

As our customers design their products for global markets, they will continue to require global support from their suppliers. For this reason, it is critical that we maintain a global presence in these markets in order to remain competitive for new contracts. To expand our global capabilities, we have established business offices and engineering centers of excellence in research and development, product testing and prototype development in North America, Europe and Asia.

We continue to evaluate and consider strategic opportunities that will complement our core strengths, supplement our diversification strategies and increase our presence in global markets, while providing future, profitable growth prospects. On January 29, 2025, we announced that we had reached an agreement with the Board of Directors of Dowlais Group plc (Dowlais) on the terms of a recommended cash and share offer to be made by AAM to acquire the entire issued and to be issued ordinary share capital of Dowlais for approximately $1.44 billion in cash and AAM shares. Our pending combination with Dowlais is a key step in achieving our goals of customer, product and geographic diversification.

The transactions

The combination

On January 29, 2025, we announced the Offer by AAM Holdings to acquire the entire issued and to be issued share capital of Dowlais. Under the terms of the Offer, shareholders of Dowlais will be entitled to receive, for each Dowlais Share, 43 pence per share in cash and 0.0881 new AAM Shares. In addition to the consideration payable in connection with the Combination, shareholders of Dowlais also received the FY24 Final Dividend.

As of September 11, 2025, the terms of the Combination (including the FY24 Final Dividend) represent a total implied value of 85.1 pence per Dowlais Share, based on the closing share price of $6.05 for each AAM Share and the Pound Sterling to U.S. Dollars exchange rate included in this offering memorandum. See “Basis of Presentation”. Upon the closing of the Combination, stockholders of AAM Holdings and shareholders of Dowlais would be expected to own approximately 51% and 49%, respectively, of AAM Holdings.

Following the closing of the Combination, AAM Holdings will continue to be the ultimate parent of its subsidiaries and will become the direct parent of Dowlais and the ultimate parent of Dowlais’ subsidiaries. The Combined Group will be headquartered in Detroit, Michigan and will be led by AAM Holdings’ Chairman and CEO. Two directors of Dowlais are expected to join AAM Holdings’ board of directors and certain senior Dowlais executives will be invited to join the senior executive management team of the Combined Group, in roles to be confirmed. The transaction is expected to close by the end of 2025, subject to receipt of regulatory approvals and satisfaction of customary closing conditions.

On July 15, 2025, AAM Holdings’ stockholders approved all proposals relating to the Combination, including a charter amendment to increase the number of authorized AAM Shares and the issuance of additional AAM Shares to shareholders of Dowlais. On July 22, 2025, the requisite majority of scheme shareholders voted to approve the Scheme at the court meeting held by Dowlais and the requisite majority of Dowlais shareholders voted to approve the special resolution put forth at the general meeting held by Dowlais, each of which meetings was held in connection with the Combination. Following these approvals, the remaining conditions to closing of the Combination are:

•	the sanction (which is incapable of being waived by either AAM or Dowlais) of the Scheme by the High Court of Justice in England and Wales (the “Court”) (without modification or with modification on terms agreed by AAM and Dowlais) and delivery of a copy of the Court Order sanctioning the Scheme to the Registrar of Companies in England and Wales;

•	the hearing of the Court at which Dowlais will seek an order sanctioning the Scheme (the “Sanction Hearing”) being held on or before the 22nd day after the expected date of the Sanction Hearing to be set out in due course in the scheme document sent to Dowlais shareholders describing the terms and conditions of the Scheme and notices of Dowlais meetings and the forms of proxy applicable to Dowlais (or such later date (a) as AAM and Dowlais may agree or (b) (in a competitive situation) as may be specified by AAM with the consent of the UK Panel on Takeovers and Mergers (the “Panel”), and in each case that, if so required, the Court may allow);

•	the Scheme becoming effective by June 29, 2026 (or such later date (if any) as AAM and Dowlais may agree, with the consent of the Panel and the Court may allow), which is incapable of being waived by either AAM or Dowlais;

•	confirmation having been received by AAM (which is incapable of being waived by either AAM or Dowlais) that the new shares of AAM issued pursuant to the Offer have been approved for listing, subject to official notice of issuance, on the NYSE; and

•	the receipt of certain required antitrust approvals as well as regulatory, foreign direct investment and other approvals, certain of which may be capable of being waived by AAM.

Pro forma organizational chart

The following chart provides a summary of our simplified corporate structure, as of June 30, 2025 on a pro forma as adjusted basis to give effect to the Transactions. This chart is provided for illustrative purposes only, and does not represent all legal entities affiliated with, or all obligations of, the Combined Group and does not distinguish between direct and indirect ownership. For example, not all subsidiaries of the Combined Group are depicted and not all depicted subsidiaries are wholly-owned subsidiaries.

The following chart should be read in conjunction with the other more detailed information appearing elsewhere or incorporated by reference into this offering memorandum.

Issuer of the existing notes and the notes offered hereby and borrower under the Credit Agreement

Guarantors of the existing notes and the notes offered hereby and the Credit Agreement (including subsidiaries of Dowlais that will become guarantors of the existing notes and the notes offered hereby and the Credit Agreement, and, in each case, subject to certain exceptions)

Financing related to the combination

AAM Holdings expects to fund the cash portion of the consideration in connection with the Combination and related transactions costs using $843.0 million principal amount of borrowings under an incremental Tranche C Term Facility (as defined herein) under the Credit Agreement, the proceeds from this issuance of notes and cash on hand. See “Use of Proceeds.”

This offering of notes is not contingent upon the completion of the Combination. As a result, we cannot assure you that the Combination will be consummated or, if consummated, that it will be consummated for the price, within the timeframe or on the terms and with the anticipated benefits we currently expect. However, in the event the Combination is not completed, the entire principal amount of secured notes and $600 million aggregate principal amount of unsecured notes, will be subject to a special mandatory redemption. See “Description of Secured Notes—Escrow of proceeds; Special Mandatory Redemption” and “Description of Unsecured Notes—Escrow of proceeds; Special Mandatory Redemption.”

Credit agreement amendment

AAM Holdings and AAM Inc. are parties to an amended and restated credit agreement that was entered into on March 11, 2022 and has been subsequently amended by the Second Amendment, as defined below (as may be amended from time to time, the “Credit Agreement”) which provides for a term loan A facility (the “Term Loan A Facility”), term loan B facility (the “Term Loan B Facility”), the incremental tranche C term facility (the “Tranche C Term Facility”) and a multi-currency revolving credit facility (the “Revolving Credit Facility”).

On February 24, 2025, AAM Holdings and AAM Inc. entered into the Second Amendment to the Amended and Restated Credit Facility and the Incremental Facility Agreement (the “Second Amendment”). The Second Amendment, among other things, (i) increased the maximum under the Revolving Credit Facility from $925.0 million to $1,495.0 million, effective upon closing of the Combination, (ii) provided for an $843.0 million incremental Tranche C Term Facility in connection with the Combination and (iii) extended the maturity of the Revolving Credit Facility and Term Loan A Facility for five years from the date of the Second Amendment, resetting for another five years upon the closing of the Combination.

Bridge facilities

On January 29, 2025, in connection with the announcement of the Combination, AAM Holdings and AAM Inc. entered into a First Lien Bridge Credit Agreement (the “First Lien Bridge Facility”), and a Second Lien Bridge Credit Agreement (the “Second Lien Bridge Facility” and together with the First Lien Bridge Facility, the “Bridge Facilities”).

Additionally, in connection with entry into the Second Amendment, on February 24, 2025, AAM Holdings and AAM Inc. entered into (i) an Amended and Restated First Lien Bridge Credit Agreement which will provide us with a $843.0 million interim loan facility in connection with the Combination (the “Amended and Restated First Lien Bridge Credit Agreement”) and (ii) an Amended and Restated Second Lien Bridge Credit Agreement which will provide us with a $500.0 million interim loan facility in connection with the Combination (the “Amended and Restated Second Lien Bridge Credit Agreement”, and together with the Amended and Restated First Lien Bridge Credit Agreement, the “Bridge Credit Agreements”).

The amounts available under the Bridge Credit Agreements will be reduced by, among other things, the net proceeds we receive from this offering. We currently expect that the net proceeds of this offering, along with borrowings under our Credit Agreement and cash on hand, will be sufficient to fund the cash consideration of the Combination. While not anticipated, if and to the extent we do not receive sufficient net proceeds in this offering, we may be required to borrow additional amounts under our Credit Agreement or under the Bridge Credit Agreements in order to finance the Combination. The funding of the Bridge Credit Agreements is contingent upon the satisfaction of customary conditions the consummation of the Combination.

Certain of the initial purchasers are lenders under our Credit Agreement. In addition, certain of the initial purchasers and/or their affiliates provided the committed financing under the Bridge Credit Agreements. See “Plan of Distribution.”

Transactions related to the outstanding debt of Dowlais

Repayment of the Dowlais Credit Facilities

In connection with the closing of the Combination, we intend to repay in full all outstanding borrowings of Dowlais under its £100 million and €100 million term loans as well as its £350 million, $660 million and €450 million revolving credit facilities (collectively, the “Dowlais Credit Facilities”) and to pay related fees, expenses and premiums. Following such repayment, the Dowlais Credit Facilities will be terminated. As of June 30, 2025, the aggregate principal amount outstanding under the Dowlais Credit Facilities was $1.29 billion (based on the exchange rate included in this offering memorandum. See “Basis of Presentation”).

Change of control offer for the Dowlais Notes

Following the closing of the Combination, AAM will be required to make a change of control offer for the outstanding Dowlais Notes (the “Dowlais Notes Change of Control Offer”). Pursuant to the terms of the note purchase agreement governing the Dowlais Notes (the “Note Purchase Agreement”), the consummation of the Combination will constitute a “Change of Control.” Under the terms of the Note Purchase Agreement, the holders of the Dowlais Notes will have the right to require Dowlais to repurchase all of the holders’ Dowlais Notes at a purchase price equal to 100% of the principal amount of the applicable Dowlais Notes, plus accrued and unpaid interest thereon to the repurchase date. Pursuant to the terms of the Note Purchase Agreement, the Dowlais Notes Change of Control Offer will be made within 15 business days after the closing of the Combination and the repurchase date will be not less than 30 days and not more than 60 days after the date on which we make the Dowlais Notes Change of Control Offer to the holders of the Dowlais Notes.

As of June 30, 2025, Dowlais had the following outstanding notes: (i) 5.77%. Series A Senior Notes due 2029, having the aggregate outstanding principal amount of $145,000,000, (ii) 5.97% Series B Senior Notes due 2031, having the aggregate outstanding principal amount of $48,000,000, (iii) 6.07% Series C Senior Notes due 2032, having the aggregate outstanding principal amount of $100,000,000, (iv) 6.26% Series D Senior Notes due 2034, having the aggregate outstanding principal amount of $102,000,000 and (v) 6.36% Series E Senior Notes due 2036, having the aggregate outstanding principal amount of $105,000,000, in each case, issued by GKN Industries Limited, a subsidiary of Dowlais, and guaranteed by Dowlais and certain of its subsidiaries (collectively, the “Dowlais Notes”). As of June 30, 2025, Dowlais had $500 million of Dowlais Notes outstanding.

The decision as to whether to tender the Dowlais Notes in the Dowlais Notes Change of Control Offer will be made by each holder of Dowlais Notes at their discretion and for this reason, we cannot accurately predict the outcome of the Dowlais Notes Change of Control Offer. Any remaining proceeds not used to fund the Dowlais Notes Change of Control Offer will be used for general corporate purposes, which may include, among other things, repayment of debt.

Transfer of U.S. subsidiaries of Dowlais to AAM and the related disposal offer

Following the closing of the Combination, Dowlais will consider selling to AAM all U.S. subsidiaries of Dowlais at fair value of the subsidiaries (the “Disposal”). AAM expects to fund the Disposal with cash on hand and, if needed, borrowings under the Revolving Credit Facility.

In accordance with the terms of the Notes Purchase Agreement, if this transaction occurs, Dowlais will be required to make a disposal offer (the “Disposal Offer”) to the holders of the Dowlais Notes to repurchase the Dowlais Notes with the net proceeds (defined as cash consideration for the Disposal less payments of certain expenses, taxes and pension contributions) from the Disposal, at a purchase price equal to 100% of the principal amount of the applicable Dowlais Notes, plus accrued and unpaid interest thereon to the repurchase date. The Disposal Offer would be made concurrently with the Dowlais Notes Change of Control Offer and Dowlais would repurchase any Dowlais Notes tendered pursuant to the Disposal Offer concurrently with the Dowlais Notes tendered for repurchase in connection with the Dowlais Notes Change of Control Offer.

The decision as to whether to tender the Dowlais Notes in the Disposal Offer will be made by each holder of Dowlais Notes at their discretion and for this reason, we cannot accurately predict the outcome of the Disposal Offer.

The completion of the Dowlais Notes Change of Control Offer or the Disposal Offer will not be a condition to closing of the Combination.

The notes will be structurally subordinated to any Dowlais Notes that remain outstanding following completion of the Dowlais Notes Change of Control Offer and the Disposal Offer. See “Risk Factors—If the Dowlais Notes Change of Control Offer and the Disposal Offer are not fully accepted, the notes will be structurally subordinated to the Dowlais Notes.”

Certain of the initial purchasers or their affiliates may be lenders under the Dowlais Credit Facilities or owners of the Dowlais Notes, in which case such initial purchasers or their affiliates may receive a portion of the net proceeds of this offering in connection with the repayment in full or in part of amounts outstanding under the Dowlais Credit Facilities or the Dowlais Notes following the Dowlais Notes Change of Control Offer (to the extent any such notes are tendered in the Dowlais Notes Change of Control Offer). See “Plan of Distribution.”

Escrow arrangements

The issuance of the notes may occur prior to the date on which a copy of the Court Order sanctioning the Scheme is duly filed on behalf of Dowlais with the Registrar of Companies in England and Wales and the Scheme becomes effective in accordance with section 899 of the Companies Act 2006 (the “Scheme Effective Date”). If so, on the issue date, pending the occurrence of the Scheme Effective Date, AAM Inc. will deposit into segregated escrow accounts for each of the secured notes and the unsecured notes (i) an amount of cash equal to (1) in the case of the escrow account for the secured notes, the gross proceeds from the sale of such series of secured notes in this offering and (2) in the case of the escrow account for the unsecured notes, the gross proceeds from $600 million aggregate principal amount of unsecured notes and (ii) an amount of cash equal to (1) in the case of the escrow account for the secured notes, the amount of interest that would accrue on the secured notes from and including the issue date to, but excluding October 31, 2025 and (2) in the case of the escrow account for the unsecured notes, the amount of interest that would accrue on $600 million aggregate principal amount of unsecured from and including the issue date to, but excluding October 31, 2025. Prior to the release of the proceeds from escrow, the respective escrow accounts and the funds therein will be pledged on a first- priority basis as collateral for the benefit of holders of the applicable series of notes. If neither the Escrow Release Date nor a special mandatory redemption has previously occurred, no later than three business days prior to the end of each month (commencing October 31, 2025) and ending with the Escrow Outside Date (as defined herein), AAM Inc. will deposit (or cause to be deposited) in each escrow account an amount of additional cash equal to the interest that would accrue on the applicable series of notes from and including the last day of the then-current month to, but excluding, the last day of the next succeeding month.

Upon delivery to the escrow agent, the Secured Notes Trustee (as defined herein) and the Unsecured Notes Trustee (as defined herein) of an officer’s certificate instructing the escrow agent to release the escrowed funds and certifying that (1) all conditions precedent to the Combination have been satisfied or waived in accordance with the terms of the Scheme documents as in effect on the date of this offering memorandum, without amendment or waiver in a manner that would be materially adverse to the holders of the secured notes, other than (A) the payment of the consideration to be paid for the Combination for which the escrowed funds are required (but subject to the payment of such consideration using the escrowed funds), and (B) such other conditions precedent that by their nature are to be satisfied at the time of completion of the Combination (but subject to the satisfaction or waiver of such conditions); (2) the Scheme Effective Date has occurred or substantially concurrently with the release of the escrowed funds will occur and (3) no Default or Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, the Combination (clauses (1), (2) and (3), collectively, the “Escrow Conditions”), the escrowed funds will be released to AAM Inc. See “Description of Secured Notes—Escrow of proceeds; Special Mandatory Redemption” and “Description of Unsecured Notes—Escrow of proceeds; Special Mandatory Redemption.” In addition, if the Escrow Conditions are satisfied, a deferred discount will be paid to the initial purchasers in connection with this offering.

If the Escrow Conditions are not satisfied on or prior to the later of (i) June 29, 2026 and (ii) such later date (if any) as AAM Holdings and Dowlais may agree to extend the “Long Stop Date” (as defined in the Co-operation Agreement in accordance with the Co-operation Agreement) (such later date, the “Escrow Outside Date”), or such earlier date if AAM Inc. determines in its sole discretion that the Escrow Conditions cannot be satisfied or AAM Inc. notifies the escrow agent, the Secured Notes Trustee and the Unsecured Notes Trustee in writing that AAM Inc. will not pursue the consummation of the Combination and/or the Scheme lapses or is terminated (such earliest date, the “Special Termination Date”), AAM Inc. will be required to redeem all of the outstanding secured notes and $600 million aggregate principal amount of the unsecured notes on the third business day thereafter at a price equal to 100% of the initial issue price of such notes, together with accrued and unpaid interest on such notes, if any, to, but excluding, the date of such special mandatory redemption. Escrowed funds would be released and applied to pay for any such redemption. See “Description of Secured Notes—Escrow of proceeds; Special Mandatory Redemption” and “Description of Unsecured Notes—Escrow of proceeds; Special Mandatory Redemption.”

If the issuance of the notes occurs on or after the Scheme Effective Date, none of the escrow provisions described in this offering memorandum will be applicable, no proceeds of this offering will be deposited into the escrow accounts and all such proceeds will be provided to AAM Inc. on the issue date for use as described under “Use of Proceeds.” We may elect to increase the amount of unsecured notes being offered hereby in order to fund the redemption or other repayment in full of our outstanding unsecured 6.50% Senior Notes due 2027 and related fees and expenses, in which case we would expect to increase the offering size of the unsecured notes by approximately $500 million to $1.1 billion. Even if more than $600 million aggregate principal amount of unsecured notes is issued in this offering, the special mandatory redemption provisions described herein will only apply to $600 million aggregate principal amount of unsecured notes and the amount of proceeds from the unsecured notes that is deposited into escrow upon issuance will remain equal to the gross proceeds of $600 million aggregate principal amount of unsecured notes. See “Risk Factors—Risks Related to the Unsecured Notes—If we issue more than $600 million aggregate principal amount of unsecured notes in this offering, the special mandatory redemption provisions will only apply to $600 million aggregate principal amount of unsecured notes and will not apply to the entire aggregate principal amount of the unsecured notes.” and “Description of Notes—Escrow of Proceeds; Special Mandatory Redemption.”

References in this offering memorandum to the “Escrow Release Date” refer to (i) the issue date, if this offering closes on or after the Scheme Effective Date and (ii) otherwise, the date of release of the escrowed notes proceeds from escrow.

Sources and uses of funds

The following table sets forth the estimated sources and uses of funds in connection with the Transactions. The actual sources and uses of funds may vary from the estimated sources and uses of funds set forth below. The estimated sources and uses of funds presented below should be read in conjunction with the other information included or incorporated by reference herein, including “—The Transactions,” “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Sources of funds	Amount
(millions)
Secured notes offered hereby(1)	$843
Unsecured notes offered hereby(2)	600
Incremental Tranche C Term Facility(3)	843
Total Sources	$2,286

Use of funds	Amount
(millions)
Cash consideration for Combination(4)	$717
Refinancing of Dowlais Credit Facilities(5)	920
Estimated fees and expenses(6)	340
Cash to balance sheet	309
Total Uses(7)	$2,286

(1) Represents the aggregate principal amount of secured notes offered hereby. Assumes the secured notes are issued at par.

(2) Represents the aggregate principal amount of unsecured notes offered hereby. Assumes the unsecured notes are issued at par.

(3) On February 24, 2025, AAM Holdings and AAM Inc. entered into the Second Amendment to the Amended and Restated Credit Facility and the Incremental Facility Agreement which, among other things, provided for an $843.0 million incremental Tranche C Term Facility in connection with the Combination.

(4) Reflects our estimate of the total cash consideration to be paid to holders of all issued and outstanding ordinary shares of Dowlais pursuant to the Offer.

(5) Reflects our estimate of amounts necessary to repay in full all outstanding borrowings under the Dowlais Credit Facilities and to pay related fees, expenses and premiums. Reflects the net debt of Dowlais as of June 30, 2025 (calculated as $1.29 billion outstanding under the Dowlais Credit Facilities less cash and cash equivalents of Dowlais).

(6) Represents our estimate of fees and expenses associated with the Transactions, including financing fees, original issue discounts, initial purchaser discounts, legal, advisory and professional fees and other transaction costs, such as printing and rating agency fees. To the extent any refinancing fees, original issue discounts and other fees and expenses exceed the estimated amounts, we expect to fund such amounts with cash on our balance sheet at the closing of the Transactions.

(7) We intend to use the net proceeds from this offering, together with cash on hand, to fund the Dowlais Notes Change of Control Offer for outstanding Dowlais Notes. However, the decision as to whether to tender the Dowlais Notes in the Dowlais Notes Change of Control Offer will be made by each holder of Dowlais Notes at their discretion and for this reason, we cannot accurately predict the outcome of the Dowlais Notes Change of Control Offer. For purposes of the table above, we have assumed that none of the Dowlais Notes will be tendered in the Dowlais Notes Change of Control Offer, and that none of the sources of funds will be used to fund the Dowlais Notes Change of Control Offer. To the extent any Dowlais Notes are tendered in the Dowlais Notes Change of Control Offer, we intend to use the amount shown above as “Cash to balance sheet” and, if needed, cash on hand to fund the Dowlais Notes Change of Control Offer. See “Use of Proceeds.”

On an actual basis and without giving effect to any of the Transactions (and, for the avoidance of doubt, excluding Dowlais and its subsidiaries), the non-guarantor Subsidiaries:

•	as of June 30, 2025, had approximately $23.8 million of outstanding indebtedness and approximately $862.5 million of other liabilities (including trade payables);

•	for the six-months ended June 30, 2025, accounted for approximately $854.1 million, or 29%, of AAM Holdings’ consolidated total revenue, and approximately $77.2 million, or 79%, of AAM Holdings’ consolidated operating income;

•	for the year ended December 31, 2024, accounted for approximately $1.8 billion, or 30%, of AAM Holdings’ consolidated total revenue, and approximately $167.5 million, or 69%, of AAM Holdings’ consolidated operating income; and

•	as of June 30, 2025, had approximately $1.6 billion, or 30%, of AAM Holdings’ consolidated total assets, and $886.3 million, or 19%, of AAM Holdings’ consolidated total liabilities.

On a pro forma as adjusted basis to give effect to the Transactions on the assumptions described in “Capitalization,” the non-guarantor Subsidiaries (including Dowlais and the subsidiaries of Dowlais that will not become Subsidiary Guarantors after the Scheme Effective Date):

•	as of June 30, 2025, would have had approximately $524 million of outstanding indebtedness (including the Dowlais Notes) and approximately $2.7 billion of other liabilities (including trade payables);

•	for the six-months ended June 30, 2025, would have accounted for approximately $2.6 billion, or 45%, of AAM Holdings’ consolidated total revenue, and approximately $69 million, or 56%, of AAM Holdings’ consolidated operating income;

•	for the year ended December 31, 2024, would have accounted for approximately $5.2 billion, or 45%, of AAM Holdings’ consolidated total revenue, and approximately $30 million, or 31%, of AAM Holdings’ consolidated operating income; and

•	as of June 30, 2025, would have had approximately $6 billion, or 53%, of AAM Holdings’ consolidated total assets, and $3.3 billion, or 33%, of AAM Holdings’ consolidated total liabilities.

AAM Holdings summary historical and pro forma consolidated financial data

The summary consolidated financial data of AAM Holdings for each of the years ended December 31, 2024, 2023 and 2022 and as of December 31, 2024 and 2023 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein. The balance sheet data of AAM Holdings presented as of December 31, 2022 has been derived from AAM Holdings’ audited consolidated financial statements not incorporated by reference herein.

The summary consolidated financial data for AAM Holdings for the six months ended June 30, 2025 and 2024 have been derived from our unaudited consolidated financial statements incorporated by reference in this offering memorandum. The balance sheet data of AAM Holdings presented as of June 30, 2024 has been derived from AAM Holdings’ unaudited consolidated financial statements not incorporated by reference herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for those periods.

The unaudited pro forma combined information for the twelve months ended June 30, 2025 gives effect to the Combination as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of AAM Holdings and Dowlais. The unaudited pro forma condensed combined financial statements reflect pro forma adjustments for: (i) reclassifications resulting from differences in AAM and Dowlais’ accounting policies or changes to financial statement presentation to conform the financial statements of AAM and Dowlais; (ii) adjustments to Dowlais financial statements for differences in accounting treatment and/or financial statement presentation between IFRS and GAAP; and (iii) to reflect the Combination and estimated transaction and financing costs anticipated to be incurred in connection with the Combination. The unaudited pro forma condensed combined statement of income for the twelve months ended June 30, 2025 has been calculated by subtracting the unaudited pro forma condensed consolidated statement of income data for the six months ended six months ended June 30, 2024 from the unaudited pro forma condensed combined statement of income for the twelve months ended December 31, 2024, and adding the unaudited pro forma condensed combined statement of income data for the six months ended June 30, 2025. The summary unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual consolidated results of operations would have been had the Combination and related financings been completed on the date indicated or what such results would be for future periods. The summary historical and unaudited pro forma consolidated financial data presented below should be read in conjunction with the other information included or incorporated by reference herein, including the information included under the headings “The Transactions,” “Dowlais Summary Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dowlais” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in AAM Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, which are incorporated by reference herein, and the audited consolidated financial statements and the unaudited consolidated financial statements and related notes thereto included or incorporated by reference in this offering memorandum.

	Pro forma	Historical
	Twelve months ended June 30,	Six months ended June 30,		Twelve months ended December 31,
(in millions, except per share data)	2025	2025	2024	2024	2023	2022

	unaudited	unaudited
Statement of income data:
Net sales	$11,242.7	$2,947.5	$3,239.2	$6,124.9	$6,079.5	$5,802.4
Gross profit	1,420.9	374.6	415.8	741.4	624.3	704.9
Selling, general and administrative expenses	856.5	191.7	203.5	387.1	366.9	345.1
Impairment charge	30.0	8.0	—	12.0	—	—
Restructuring and acquisition-related costs	237.5	36.2	7.5	18.0	25.2	30.2
Operating income	179.2	97.7	163.5	241.4	146.6	243.9
Net interest expense	(343.0)	(74.8)	(82.5)	(157.9)	(175.5)	(157.5)
Net income (loss)	(29.1)	46.4	38.7	35.0	(33.6)	64.3
Diluted earnings (loss) per share	(0.12)	$0.38	$0.32	$0.29	$(0.29)	$0.53
Balance sheet data (at period end):
Cash and cash equivalents	$962.5	$586.5	$519.9	$552.9	$519.9	$511.5
Total assets	11,398.3	5,273.6	5,336.7	5,059.9	5,356.3	5,469.4
Long-term debt, net	5,380.9	2,599.8	2,694.8	2,576.9	2,751.9	2,845.1
Total stockholders’ equity	1,394.4	673.0	609.6	562.8	604.9	627.3
Statement of cash flows data:
Net cash provided by operating activities	$580.2	$147.8	$160.6	$455.4	$396.1	$448.9
Net cash used in investing activities		(98.6)	(94.9)	(254.8)	(184.5)	(243.0)
Net cash used in financing activities		(30.0)	(58.5)	(156.2)	(205.5)	(217.2)
Other data:
Depreciation and amortization	$844.8	$225.7	$237.4	$469.7	$487.2	$492.1
Purchases of property, plant and equipment	(520.0)	(126.6)	(96.8)	(248.0)	(194.6)	(171.4)
Proceeds from government grants	—	—	2.0	2.0	—	—
Purchase buyouts of leases	$(3.1)	(3.5)	(1.9)	(3.1)	(2.1)	(4.0)

EBITDA and adjusted EBITDA(a)

	Pro forma	Historical
	Twelve months ended June 30,	Six months ended June 30,		Twelve months ended December 31,
(in millions, except percentages)	2025	2025	2024	2024	2023	2022

Net income (loss)	$(29.1)	$46.4	$38.7	$35.0	$(33.6)	$64.3
Net Income Margin (% of net sales)	(0.3)%	1.6%	1.2%	0.6%	(0.6)%	1.1%
Interest expense	400.9	86.0	96.9	186.0	201.7	174.5
Income tax expense	25.8	42.1	33.1	27.8	9.1	2.0
Depreciation and amortization	844.8	225.7	237.4	469.7	487.2	492.1
EBITDA	1,242.4	$400.2	$406.1	$718.5	$664.4	$732.9
Restructuring and acquisition-related costs	237.5	36.2	7.5	18.0	25.2	30.2
Debt refinancing and redemption costs	3.6	3.3	0.3	0.6	1.3	6.4
Gain on Business Combination Derivative	(68.2)	(68.2)	—	—	—	—
Impairment charge	30.0	8.0	—	12.0	—	—
Loss on equity securities	—	—	0.1	0.1	1.1	25.5
Pension curtailment and settlement charges	—	—	—	—	1.3	—
Non-recurring items:
Malvern Fire insurance recoveries, net of charges	—	—	—	—	—	(39.1)
Gain on bargain purchase of business	—	—	—	—	—	(13.6)
Acquisition-related fair value inventory adjustment	—	—	—	—	—	5.0
Adjusted EBITDA	$1,445.3	$379.5	$414.0	$749.2	$693.3	$747.3
Adj. EBITDA Margin (% of net sales)	12.9%	12.9%	12.8%	12.2%	11.4%	12.9%
Capital Expenditures	$520.0	$126.6	$96.8	$248.0	$194.6	$171.4

(a) We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gains or losses on the derivative associated with the Combination, gains or losses on equity securities, pension curtailment and settlement charges, impairment charges and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers and to assess the relative mix of Adjusted EBITDA by segment. We also believe that Adjusted EBITDA is a meaningful measure as it is used for operational planning and decision-making purposes. EBITDA and Adjusted EBITDA are also key metrics used in our calculation of incentive compensation. These non-GAAP financial measures are not and should not be considered a substitute for, and should not be considered in isolation from, any GAAP measure. Additionally, non-GAAP financial measures as presented by us may not be comparable to similarly titled measures reported by other companies.

Free cash flow and adjusted free cash flow(a)

	Historical
	Six Months Ended June 30,		Twelve Months Ended December 31,
(in millions, except percentages)	2025	2024	2024	2023	2022
Net cash provided by operating activities	$147.8	$160.6	$455.4	$396.1	$448.9
Less: Capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants	(121.6)	(91.5)	(242.0)	(193.7)	(166.7)
Free Cash Flow	$26.2	$69.1	$213.4	$202.4	$282.2
Cash payments for restructuring and acquisition- related costs	18.6	7.4	16.9	23.6	27.8
Insurance proceeds related to Malvern fire, net	—	—	—	(7.0)	3.0
Adjusted Free Cash Flow	$44.8	$76.5	$230.3	$219.0	$313.0

(a) We define Free Cash Flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the impact of cash payments for restructuring and acquisition-related costs and cash payments related to the Malvern fire, including payments for capital expenditures, net of recoveries. We believe Free Cash Flow and Adjusted Free Cash Flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free Cash Flow and Adjusted Free Cash Flow are also key metrics used in our calculation of incentive compensation. These non-GAAP financial measures are not and should not be considered a substitute for, and should not be considered in isolation from, any GAAP measure. Additionally, non-GAAP financial measures as presented by us may not be comparable to similarly titled measures reported by other companies.

Dowlais summary historical consolidated financial data

The summary consolidated financial data of Dowlais for each of the years ended December 31, 2024 and 2023 and as of December 31, 2024 and 2023 have been derived from the audited consolidated financial statements included in this offering memorandum.

The summary consolidated financial data for Dowlais for the six months ended June 30, 2025 and 2024 have been derived from its unaudited consolidated financial statements included in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management of Dowlais, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for those periods.

The summary historical consolidated financial data presented below should be read in conjunction with the other information included or incorporated by reference herein, including the information included under the headings “The Transactions,” “AAM Holdings Summary Historical and Pro Forma Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dowlais” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in AAM Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, which are incorporated by reference herein, and the audited consolidated financial statements and the unaudited consolidated financial statements and related notes thereto included or incorporated by reference in this offering memorandum.

	Historical
	Six months ended June 30,				Twelve months ended December 31,
(in millions, except per share data)	2025		2024		2024		2023

	unaudited
Statement of income data:
Revenue	£2,181		£2,289		£4,337		£4,864
Cost of sales	(1,866)		(1,943)		(3,691)		(4,107)
Gross profit	315		346		646		757
Selling, general and administrative expenses	(300)		(432)		(813)		(1,258)
Operating profit/(loss)	15		(86)		(167)		(501)
Share of results of equity accounted investments, net of tax	31		29		61		51
Finance costs	(58)		(68)		(131)		(101)
Finance income	6		2		22		29
Loss after tax for the period	(11)		(98)		(168)		(495)
Earnings per share – Diluted	(1.1	)p	(7.3	)p	(12.6	)p	(36.0	)p
Balance sheet data (at period end):
Cash and cash equivalents	£325				£336		£313
Total assets	5,538				5,707		6,251
Interest-bearing loans and borrowings	1,359				1,304		1,160
Total equity	2,167				2,305		2,583

	Historical
	Six months ended June 30,		Twelve months ended December 31,
(in millions, except per share data)	2025	2024	2024	2023
	unaudited
Statement of cash flows data:
Net cash from operating activities	£11	£35	£120	£239
Net cash used in investing activities	(51)	(29)	(119)	(194)
Net cash from/(used in) financing activities	5	(16)	17	23
Other data:
Depreciation & impairment of property, plant and equipment	£120	£132	£275	£253
Amortisation & impairment of intangible assets acquired in business combinations	92	96	191	646

Adjusted revenue, adjusted operating profit, adjusted EBITDA, free cash flow and adjusted free cash flow(a)

	Six months ended June 30,		Twelve months ended December 31,
(in millions)	2025	2024	2024	2023
Revenue	£2,181	£2,285	£4,337	£4,864
Share of revenue of equity accounted investments	283	282	600	625
Adjusted Revenue	£2,464	£2,571	£4,937	£5,489
Operating profit (loss)	15	(86)	(167)	(501)
Amortization of intangible assets acquired in business combinations	92	96	191	197
Restructuring Costs	36	49	145	120
AAM combination costs	16	—	—	—
Movement in derivatives and associated financial assets and liabilities	(49)	35	71	(16)
Equity accounted investment adjustments	44	43	89	81
Impairment of assets	—	10	10	—
Business disposal related losses	—	—	8	—
Litigation costs	—	3	3	—
Demerger costs	—	1	1	42
Impairment of goodwill	—	—	—	449
Net release of certain fair value items	—	—	(27)	(17)
Adjusted Operating Profit	£154	£151	£324	£355
Adjusted depreciation of property, plant and equipment and amortization of computer software and development costs	137	140	276	284
Adjusted EBITDA	£291	£291	£600	£639
Net cash from operating activities	11	35	120	239
Net cash used in investing activities	(51)	(29)	(119)	(194)
Free Cash Flow	£(40)	£6	£1	£45
Demerger LTIP payments(b)	—	3	3	37

	Six months ended June 30,		Twelve months ended December 31,
(in millions)	2025	2024	2024	2023
Other cash demerger items(c)	4	1	1	11
Cash spend on AAM combination	7	—	—	—
Cash on disposal of business	—	—	10	—
Adjusted Free Cash Flow	£(29)	£10	£15	£93
Capital Expenditures(d)	£67	£113	£237	£262

(a) Dowlais defines Adjusted Revenue as external revenue including Dowlais’ share of revenue of equity accounted investments. Dowlais defines Adjusted Operating Profit as operating profit excluding items which are significant in size or volatility or by nature are non-trading or non-recurring and including the adjusted operating profit of equity accounted investments. Dowlais defines Adjusted EBITDA as Adjusted Operating Profit after adding back depreciation and impairment of property, plant and equipment and amortization of computer software and development costs, including that of equity accounted investments. Dowlais defines Free Cash Flow as cash generated after accounting for all trading costs, restructuring, pension contributions, and tax payments, but before any cash flows associated with financing activities (i.e. net cash from operating and investing activities). Dowlais defines Adjusted Free Cash Flow as Free Cash Flow adjusted for cash flows related to its demerger from Melrose Industries PLC, cash spend on AAM combination and net cash on business disposals.

(b) Demerger LTIP payments relate to the cash payment of the divisional long-term incentive plans, which were put in place under management of Melrose Industries PLC and crystallised on demerger on April 20, 2023.

(c) Other cash demerger items in the current period relate to the payment of Real Estate Transfer Tax arising in Germany on the demerger from Melrose Industries PLC .

(d) Capital Expenditures are defined as additions to non-current assets including computer software and development costs, but excludinglease additions.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2025 on (i) an actual basis and (ii) a pro forma as adjusted basis to give effect to the Transactions, including the borrowings under the Credit Agreement and the notes issued in this offering, on the assumptions described herein.

The historical balance sheet data in the “actual” column of the following table is derived from our unaudited consolidated financial statements incorporated by reference in this offering memorandum. The pro forma information presented in the “pro forma as adjusted” column below is derived from the “Unaudited Pro Forma Condensed Combined Financial Statements” that are included elsewhere in this offering memorandum, and has been adjusted to give effect to the Transactions on the assumptions described herein.

This table should be read in conjunction with the other information included or incorporated by reference herein, including under the headings “Presentation of Information,” “Summary—The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dowlais,” Dowlais’ historical financial statements included in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, which are incorporated by reference herein.

Actual amounts may vary from the amounts included in the table below due to various factors, including, without limitation, the amount of our borrowings under the Credit Agreement at the closing of the Combination, the amount of borrowings outstanding under the Dowlais Credit Facilities at the closing of the Combination, the cash of AAM and Dowlais at the closing of the Combination, the amount of Dowlais Notes tendered in the Dowlais Notes Change of Control Offer and the accuracy of our estimates of fees and expenses. See “Use of Proceeds.”

	As of June 30, 2025
(Dollars in millions)	Actual	Pro forma as adjusted
Cash and cash equivalents(3)	$586.5	$
Long-term debt(1):
Secured Revolving Credit Facility(2)	—		—
Secured Credit Agreement
Term Loan A Facility	484.3		484.3
Term Loan B Facility	648.0		648.0
Tranche C Term Facility	—		843.0
Secured notes offered hereby	—		843.0
Unsecured 6.50% Senior Notes due 2027	500.0		500.0
Unsecured 6.875% Senior Notes due 2028	400.0		400.0
Unsecured 5.00% Senior Notes due 2029	600.0		600.0
Dowlais Notes(3)	—		500.0
Unsecured notes offered hereby	—		600.0
Foreign and other debt agreements	23.8		23.8
Total long-term debt and capital lease obligations	2,656.1		5,442.1

	As of June 30, 2025
(Dollars in millions)	Actual	Pro forma as adjusted
Stockholders’ equity:
Common Stock; par value $.01 per share (Actual: 150.0 million shares authorized; 129.9 million shares issued; Pro Forma As Adjusted: 375.0 million shares authorized; 246.9 million shares issued)	1.3	2.5
Paid-in capital	1,405.5	2,116.7
Accumulated deficit	(201.8)	(246.8)
Treasury stock at cost; (Actual: 11.3 million shares; Pro Forma As Adjusted: 11.3 million shares)	(238.4)	(238.4)
Accumulated other comprehensive loss, net of tax	(293.6)	(293.6)
Noncontrolling interest in subsidiaries	—	54.0
Total stockholders’ equity	673.0	1,394.4
Total capitalization	$3,329.1	$6,836.5

(1) On January 29, 2025, in connection with the announcement of the Combination, AAM Holdings and AAM Inc. entered into the First Lien Bridge Facility and the Second Lien Bridge Facility. As of June 30, 2025, no amounts were outstanding under the Bridge Facilities. We currently expect that the net proceeds of this offering, along with borrowings under our Credit Agreement and cash on hand, will be sufficient to fund the cash consideration of the Combination. While not anticipated, if and to the extent we do not receive sufficient net proceeds in this offering, we may be required to borrow additional amounts under our Credit Agreement or under the Bridge Credit Agreements in order to finance the Combination.

(2) As of June 30, 2025, $897.1 million was available under the Revolving Credit Facility, which reflected a reduction of $27.9 million for standby letters of credit issued against the facility. As of June 30, 2025, after giving effect to the Transactions and the application of proceeds as described in “Use of Proceeds,” we would have had $1.5 billion available under the Revolving Credit Facility, which would reflect a reduction of $27.9 million for standby letters of credit issued against the facility.

(3) Pursuant to the terms of the Note Purchase Agreement, the Dowlais Notes Change of Control Offer will be made within 15 business days after the closing of the Combination and the repurchase date will be not less than 30 days and not more than 60 days after the date on which we make the Dowlais Notes Change of Control Offer to the holders of the Dowlais Notes. Pursuant to the terms of the Notes Purchase Agreement, if the Disposal occurs, Dowlais will be required to make the Disposal Offer to the holders of the Dowlais Notes to repurchase the Dowlais Notes with the net proceeds from the Disposal. If the Disposal occurs, Dowlais intends to make the Disposal Offer concurrently with the Dowlais Notes Change of Control Offer and repurchase any Dowlais Notes tendered pursuant to the Disposal Offer concurrently with the Dowlais Notes tendered for repurchase in connection with the Dowlais Notes Change of Control Offer. As of June 30, 2025, Dowlais had $500 million of Dowlais Notes outstanding and the fair value of the Dowlais Notes was $585 million. The decision as to whether to tender the Dowlais Notes in the Dowlais Notes Change of Control Offer or the Disposal Offer will be made by each holder of Dowlais Notes at their discretion and for this reason, we cannot accurately predict the outcome of the Dowlais Notes Change of Control Offer or the Disposal Offer. Any remaining proceeds not used to fund the Dowlais Notes Change of Control Offer will be used for general corporate purposes, which may include, among other things, repayment of debt. For purposes of the table above, we have assumed that none of the Dowlais Notes will be tendered in the Dowlais Notes Change of Control Offer or the Disposal Offer, and that none of the sources of funds will be used to fund the Dowlais Notes Change of Control Offer (and, accordingly, all such funds that may be used to fund the Dowlais Notes Change of Control Offer have been added to Cash and cash equivalents in the Pro Forma As Adjusted column). See “Summary—Transactions Related to the Outstanding Debt of Dowlais.”

Business of Dowlais

Dowlais is a specialist engineering group focused on the automotive sector. Dowlais develops and delivers precisely engineered solutions for the automotive industry through its two high- technology engineering businesses: GKN Automotive and GKN Powder Metallurgy. Dowlais is headquartered in the United Kingdom, and operates in 22 countries and in 100 locations across the Americas, Europe and Asia, with over 70 manufacturing facilities and seven global innovation centers. Dowlais employs over 29,000 employees globally, including as part of its joint ventures. Dowlais has relationships with over ninety percent of global original equipment manufacturers, which are typically light vehicle original equipment manufacturers, and its components are present in approximately 45% of light vehicles in use globally.

GKN Automotive is a global leader in the development and production of sideshafts, propshafts, AWD systems and advanced differentials and a trusted partner to automotive OEMs globally. Its products drive the wheels of light vehicles around the world, and it has been a pioneer in the development of eDrive systems, remaining at the forefront of electric vehicle powertrain technology.

GKN Powder Metallurgy is a global leader in the production of sintered metal products for the automotive and industrial sectors and a leading manufacturer of atomized metal powders. Its world-class engineering expertise and sustainable technology enables the design and production of parts with complex geometries, higher densities and improved physical properties. GKN Powder Metallurgy serves over 2,000 customers globally and produces approximately 10 million components per day. GKN Powder Metallurgy serves over 2,000 customers globally and produces approximately 10 million components per day.

In the financial year 2024, the Dowlais Group achieved adjusted revenue of £4,937 million and adjusted operating profit of £324 million as compared to £5,489 million and £355 million in the financial year 2023, respectively.

In the financial year 2024, the Americas region accounted for 42% of Dowlais’ adjusted revenue, the Asia Pacific region accounted for 26% and Europe, Middle East and Africa accounted for 32%. GKN Automotive accounted for 80.1% of Dowlais’ adjusted revenue, whereas GKN Powder Metallurgy accounted for 19.9%.

In the financial year 2024, sideshafts accounted for 49% of GKN Automotive’s adjusted revenue, and propshafts, AWD Systems, ePowertrain components and eDrive Systems accounted for 9%, 15%, 11% and 1% in the financial year 2024, respectively. Sintered metal components accounted for 76% of GKN Powder Metallurgy’s adjusted revenue in the financial year 2024, with metal powders and additive manufactured components accounted for 21% and 3%, respectively.

Dowlais’ sideshaft business benefits from global, vertically integrated scale. Dowlais is a pioneer of the Auto Constant Velocity joint and produces over 100 joint types and sizes. With respect to its sideshafts business, Dowlais holds approximately 400 active patents and employs approximately 500 engineers across 18 sites. Dowlais’ market share in sideshafts is approximately twice that of its nearest competitor.

Sales to GM accounted for 10% of Dowlais’ adjusted revenue for 2024, with sales to Stellantis, Ford, Volkswagen Group, Toyota and Renault-Nissan accounting for 9%, 6%, 8%, 9% and 6% of adjusted revenue respectively, and the remaining 52% of adjusted revenue was attributable to other customers.

Revenue from Dowlais’ joint ventures amounted to £600 million in 2024, with adjusted operating profit of £89 million, adjusted operating profit margin of 15%, net income of £61 million and dividends to Dowlais of $70 million.

Dowlais is a public company incorporated and registered in England and Wales, whose shares are traded on the Main Market of the London Stock Exchange (the “LSE”). Dowlais is the ultimate parent company of the companies in the Dowlais Group. Dowlais’ Legal Entity Identifier (LEI) is 213800XM8WOFLY6VPC92. Its registered address is 2nd Floor, Nova North, 11 Bressenden Place, London SW1E 5BY and its telephone number at that address is +44 (0)204 551 3383. Dowlais’ website is accessible at www.dowlais.com. Neither the content of this website nor the content of any other website (including any other website accessible from hyperlinks on this website) is incorporated into, or forms part of, this offering memorandum.

History

Dowlais was incorporated on January 13, 2023 under the Companies Act 2006 as a public company limited by shares under the name Dowlais Group Headquarters PLC with registered number 14591224. On February 3, 2023, Dowlais changed its name to its current name, Dowlais Group plc. On April 20, 2023, Dowlais demerged from Melrose Industries PLC.

Business activities

Dowlais develops and delivers precisely engineered solutions for the automotive industry through its two high-technology engineering businesses: GKN Automotive and GKN Powder Metallurgy.

GKN automotive

GKN Automotive is a global leader in the development and production of sideshafts, proposhafts, AWD systems and advanced differentials and a trusted partner to automotive OEMs globally. Its products drive the wheels of light vehicles around the world and it has been a pioneer in the development of eDrive systems, remaining at the forefront of electric vehicle powertrain technology. While its core Driveline product group works with all types of powertrains, including electric, hybrid and traditional engines, its ePowertrain product group has potential for growth with new EV platforms. As more vehicles adopt electric powertrains, demand for larger joints and higher installation rates present a growth opportunity. Additionally, its strong market position in China, via joint venture SDS with local partner HUAYU Automotive Systems Co. Ltd (“HASCO”), gives GKN Automotive a unique advantage in expanding alongside the fast-growing Chinese OEM Market. SDS is the leading supplier of driveline products to the Chinese market, supplying 9 of the top 10 OEMs in China, with ten manufacturing facilities located in the country. SDS’ share with local Chinese OEMs continues to grow. As of June 30, 2025, Dowlais’ has received £178 million in cumulative dividends from JV operations since 2023. In 2024, 42% of SDS revenue came from Chinese OEMs.

GKN Automotive operates 48 manufacturing locations across Europe, the Americas, Asia Pacific and China, as well as five technology and innovation centers, with around 24,000 employees globally (including joint ventures).

GKN powder metallurgy

GKN Powder Metallurgy is a global leader in the production of sintered metal products for the automotive and industrial sectors and a world-class manufacturer of atomised metal powders. Its world-class engineering expertise and sustainable technology enables the design and production of parts with complex geometries, higher densities and improved physical properties.

Strategic goals

The Dowlais Group’s purpose is engineering transformation for a sustainable world. This forms part of the Dowlais Group’s wider strategic framework within which its purpose, its strategy and its values of agility, accountability and ambition are all aligned.

The Dowlais Group’s overall strategy is focused on three pillars:

•	Lead: The Dowlais Group aims to lead in both market position and financial performance by consistently prioritising operational excellence. This is achieved through implementing best in class manufacturing, commercial and procurement processes, as well as maintaining strict discipline in managing working capital.

•	Transform: Continuous improvement and agility are central to the Dowlais Group’s operations. It is digitising and optimising manufacturing processes, improving their production footprint to enhance competitiveness, and driving innovation in its product portfolio to support the transition to electrified mobility.

•	Accelerate: The Dowlais Group is positioned for organic growth while remaining open to value- accretive M&A opportunities at the appropriate time. Its approach is prudent and disciplined, targeting opportunities that align with its portfolio strategy and deliver shareholder value.

Lead

The Dowlais Group continues to build on its position as a portfolio of market-leading, high- technology engineering businesses, with a clear focus on delivering industry-leading financial performance and shareholder value. The Dowlais Group delivered a 0.1% adjusted operating margin expansion in 2024, despite a 6.4% year-on-year decline in adjusted revenue, demonstrating resilience and operational agility in a volatile market environment. In Powder Metallurgy, 56% of new business wins were attributed to EV or propulsion-agnostic products, demonstrating the business’s alignment with evolving market demands and its strategic focus on supporting the electrification transition.

Transform

The Dowlais Group continues to take a disciplined approach to investing in its portfolio, with a focus on transitioning to a powertrain-agnostic business model that is resilient to global market fluctuations and well-positioned to deliver sustainable, profitable growth and cash generation. In 2024, the Dowlais Group made the decision to right size engineering investment in the business’ eDrive systems product line to optimize capital allocation, with gross engineering spend on the ePowertrain product line totaling £95.8 million, expected to reduce to approximately £60 million by the end of 2025. This proactive step reflects its strategy of balancing disciplined investment with long-term profitability, ensuring that it is better positions to navigate the increasing volatility in the battery electric vehicle market.

In Powder Metallurgy, the order book grew by 2% in 2024, with 56% of new business wins attributed to EV or propulsion-agnostic products, reinforcing its strategic focus on supporting the electrification transition. The Dowlais Group has continued to expand production capacity in Mexico and relocating production from its Mosel plant in Germany to its newly opened facility in Hungary, enhancing regional competitiveness and operational efficiency.

Accelerate

At the start of 2024, GKN Powder Metallurgy established a new leadership team and developed a clear strategic and commercial plan to accelerate a range of options including a potential sale. The Dowlais Group also disposed of its entire interest in its GKN Hydrogen business to Langley Holdings plc, eliminating future cash losses associated with the funding of the Hydrogen operations. The Combination with AAM is expected to accelerate the realization of shareholder value through the establishment of a global automotive supplier with market-leading capabilities, better positioned together to navigate both the short-term challenges and long-term market dynamics in the automotive sector.

Regulatory environment

The Dowlais Group is subject to regulation from national and international regulatory authorities concerning, among other things: (i) working conditions of employees, in particular in connection with environmental hazards in the workplace; (ii) restrictions arising from economic sanctions, export controls and customs; (iii) product liability claims, in particular in connection with products supplied to global production programs or to consumer end-markets; and (iv) compliance with anti- bribery, anti-corruption and anti-money laundering legislation.

In order to ensure compliance with these regulations, the Dowlais Group regularly monitors existing legal and regulatory matters, both at the group-wide and operating segment levels. The Dowlais Group has a robust control framework in place in order to identify and assess principal risks, underpinned by comprehensive corporate governance and compliance procedures which are periodically reviewed and updated as needed, in line with best practice. Furthermore, the Dowlais Group also maintains insurance coverage for the risks associated with the operations of its businesses, and conducts diligence before purchasing strategic and value enhancing targets to ensure compliance with applicable regulations. The Dowlais Group’s businesses have received certification in respect of quality management, environmental management and health and safety procedures from the International Organisation for Standardisation.

Environmental, tax and health and safety regulations

The Dowlais Group operates global facilities that are subject to a broad array of environmental laws and regulations relating to pollution, the health and safety of employees, protection of the public, protection of the environment, the storage and handling of hazardous substances and waste materials and the clean-up of contaminated properties. It is the policy of the Dowlais Group to comply with all relevant laws and regulations. The Dowlais Group actively manages these risks through regular compliance and performance improvement assessments and key performance indicators and the engagement of competent health, safety and environmental coordinators at each of its sites. However, violations of applicable laws and regulations, in particular provisions of environmental and health and safety laws, or changes in such laws and regulations (such as the imposition of more stringent standards for discharges into the environment), could result in litigation and damage to the reputation of the Dowlais Group as above, temporary or permanent restrictions on the operations of the facilities of the Dowlais Group, damages, fines, clean-up costs or other civil or criminal sanctions and/or increased costs of compliance (including capital expenditures).

As an organization with global operations, the Dowlais Group will conduct business in countries subject to complex tax rules, which may be interpreted in different ways. Changes in tax law could result in higher tax expense and payments.

The nature of the Dowlais Group’s operating activities exposes the Dowlais Group to a range of health and safety risks if such operations are not properly managed and conducted. Dowlais’ employees work in environments where maintaining the highest standards of operational health and safety is critical.

Product liability

As a supplier to major vehicle manufacturers and other customers, it is imperative that Dowlais’ products are safe to use and meet quality requirements. A defect in the design or manufacturing process, a failure of controls, or the inadequate performance of Dowlais’ suppliers could result in Dowlais supplying products that are unsafe or of inadequate quality. Many of Dowlais’ automotive products are considered safety critical and are the subject of vehicle safety and industry regulations.

Anti-corruption and sanction regulation

Conducting business on a worldwide basis requires the Dowlais Group to comply with anti- corruption laws and regulations such as the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010. Additionally, as a result of conducting business in foreign countries, the Dowlais Group will be exposed to a risk of violating anti-corruption laws and sanctions regulations applicable in those countries where it, its partners or agents operate.

While the Dowlais Group has policies and procedures designed to assist its compliance with applicable anti-corruption laws and sanctions regulations, it seeks to continuously improve its systems of internal controls, to remedy any weaknesses that are identified through appropriate corrective action depending on the circumstances, including additional training, improvement of internal controls and oversight and deployment of additional resources. The Dowlais Group also takes appropriate action in case of any breach of the Dowlais Group’s rules and procedures which might include disciplinary measures, suspensions of employees and ultimately termination of such employees.

Governmental, legal or arbitration proceedings

In the ordinary course of its business, Dowlais may, at any given time, be involved in various inquiries, administrative proceedings and litigation relation to environmental and safety matters, personal injury, product liability, labor and employment, contracts, sale of property, intellectual property, tax, and other matters, some of which may allege substantial monetary damages. These matters are managed internally by the Dowlais Group and, where appropriate, may involve the assistance of external advisers. Assessments of lawsuits and claims can involve a series of complex judgments about future events, can rely heavily on estimates and assumptions, and are otherwise subject to significant uncertainties. As a result, there can be no certainty that the Dowlais Group will not ultimately incur charges in excess of presently recorded liabilities. The inherent uncertainties involved in pending or threatened legal matters, some of which are beyond the Dowlais Group’s control, and the large or indeterminate damages sought in some of these matters are such that an adverse ruling, settlement, unfavorable development or increase in accruals with respect to these matters could result in future charges that could be material to the Dowlais Group’s result of operations or cash flows in any particular reporting period.

Management’s discussion and analysis of financial condition and results of operations of Dowlais

Introduction

The following discussion and analysis should be read in conjunction with the financial information of Dowlais Group plc set out in the section of this offering memorandum entitled “Index to Dowlais Consolidated Financial Statements”. The financial information included in this section has been extracted without material adjustment from the financial information in the section of this offering memorandum entitled “Index to Dowlais Consolidated Financial Statements” or has been extracted without material adjustment from the Dowlais Group’s accounting records, which formed the underlying basis of the financial information referred to in the financial information of the Dowlais Group set out in the section of this offering memorandum entitled “Index to Dowlais Consolidated Financial Statements.”

The Dowlais Group’s consolidated financial statements were historically prepared in accordance with IFRS whereas AAM’s consolidated financial statements were historically and are expected to continue to be prepared in accordance with U.S. GAAP. U.S. GAAP differs from IFRS in a number of significant respects. AAM has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for prospective investors. In making an investment decision, prospective investors must rely on their own examination of the AAM group, the terms of the Combination and the financial information contained in this offering memorandum. Prospective investors should consult their own professional advisors for an understanding of the differences between IFRS and U.S. GAAP.

Dowlais’s business

Dowlais is a specialist engineering group focused on the automotive sector, generating growth through a portfolio of transformative and innovative businesses that advance the world’s transition to sustainable vehicles. The Dowlais Group comprises of the GKN Automotive and GKN Powder Metallurgy businesses.

GKN Automotive is a global technology and systems engineer which designs, develops, manufactures and integrates an extensive range of driveline technologies, including electric vehicle (“EV”) components with 48 manufacturing facilities in 18 countries. While its core Driveline product group works with all types of powertrains, including electric, hybrid, and traditional engines, its ePowertrain product group has potential for growth with new EV platforms. As more vehicles adopt electric powertrains, demand for larger joints and higher installation rates presents a growth opportunity. Additionally, its strong market position in China, via the joint venture SDS with HASCO, gives GKN Automotive a unique advantage in expanding alongside the fast- growing Chinese OEM market.

GKN Powder Metallurgy is a global leader in precision powder metal parts for the automotive and industrial sectors, as well as the production of powder metal. The business has a strong and diversified core portfolio, serving both industrial and automotive markets. It has also developed significant opportunities to generate incremental growth, including expanding into high-potential EV-ready product categories, such as iron powder for LFP batteries and sintered magnets for electric motors. GKN Powder Metallurgy operates globally with 31 manufacturing plants and two technology centers across 11 countries.

GKN Hydrogen formed part of the Dowlais Group, offering reliable and secure hydrogen storage solutions, until its sale on 29 July 2024.

Industry trends

The vast majority of components supplied by GKN Automotive and GKN Powder Metallurgy are for light vehicles, which comprise passenger cars and light trucks weighing up to 6 tons.

Global light vehicle production (“GLVP”) in H1 2025 was estimated at 44.9 million units, representing a year-on-year increase of approximately 3.1%. However, excluding China, GLVP declined by 0.7% over the same period. Market conditions remained volatile, particularly due to trade tensions and the imposition of import tariffs by the United States. Tariffs announced by the US administration in April 2025, along with additional measures on imports from Mexico and Canada, disrupted production flows and weighed on the near to medium term outlook for GLVP. In July 2025, the US administration announced a further wave of tariffs targeting imports from the European Union, Canada, Japan and Korea, amongst others, adding to the macroeconomic uncertainty for the remainder of the year.

In H1 2025, regionally, Asia continued to lead global production, with China producing 14.8 million vehicles and the rest of Asia contributing 11.0 million vehicles. EMEA accounted for 9.9 million vehicles, followed by the Americas at 9.2 million vehicles. China had strong momentum in the first half of the year as production grew by 11.7% year-on-year, followed by the rest of Asia where production grew by 3.1%. In contrast, production declined by 3.1% and 2.4% in EMEA and the Americas respectively.

In 2024, GLVP was estimated at 89.5 million units, reflecting a 1.1% decline year-on-year, per S&P Global Mobility. GLVP has faced significant headwinds in recent years. From 2022 to 2023, GLVP grew by approximately 10%, this momentum reversed in 2024 as inventory replenishment neared completion, consumer demand softened due to high interest rates and inflation, and battery electric vehicle (“BEV”) penetration slowed amid the withdrawal of government subsidies.

In 2024, Asia remained the largest producer of light vehicles regionally, with China producing 30.1 million vehicles and the rest of Asia 21.6 million vehicles. EMEA produced 19.4 million vehicles, followed by the Americas at 18.4 million vehicles. While China’s production grew 3.6% year-on- year, production declined by 4.1%, 4.5% and 1.0% in EMEA, the rest of Asia and the Americas, respectively.

GLVP forecasts have remained volatile throughout the first half of the year. In 2024, volatilities in the global transition to EVs saw significant drops in production volumes across a number of the Dowlais Group’s customers’ vehicle platforms. This volatility significantly impacted the ePowertrain product group, where high-value content on a small number of vehicle platforms created a significant revenue headwind. While the Dowlais Group remains committed to the transition to BEV, the pace of change is expected to be slower than initially anticipated. As BEV adoption slows, hybrids—both Hybrid Electric Vehicles and Plug-in Hybrid Electric Vehicles—are increasingly being used as transitional technologies. Governments and consumers view hybrids as a compromise that reduce emissions without the charging infrastructure challenges associated with BEVs. The Dowlais Group’s powertrain-agnostic products, such as sideshafts and ePowertrain components, are compatible with hybrids, allowing Dowlais to benefit from this transitional phase.

Since March 2025, the U.S. administration has announced several new tariffs, including a 10% universal base tariff, sector-specific tariffs on automotive imports, and additional reciprocal tariffs targeting individual countries. While the reciprocal tariffs have been temporarily paused until July 26, concerns about their potential impact on consumer demand have already led to downward revisions in industry forecasts. However, a subsequent pause in implementation and exemption for USMCA compliant goods helped improve market sentiment.

In April, S&P revised its 2025 industry outlook. In March, it had projected GLVP at 89.5 million units, but this was revised down to 87.9 million units in April—a year-over- year decline of 1.7%, or 3.3% when excluding China. The revisions reflect more cautious expectations for North America, where production is forecast to fall by 9.3%, and for Europe, which is expected to decline by 3.1%. Given the ongoing uncertainty around tariffs, forecasts remain volatile, and further revisions appear likely.

As of its latest forecast, S&P now projects 2025 GLVP at 89.9 million units, implying modest year- on-year growth of 0.4%. Excluding China, a decline of 1.3% is anticipated. For H2 2025, S&P forecasts a 2.2% decline in production compared to the same period in 2024, with China expected to contract by 2.4%, a reversal from the strong growth seen in the first half.

Looking further ahead, 2026 forecasts have also been revised downward, with GLVP growth now expected at 1.1%, down from the previously projected 2.0%.

In the medium term, S&P expects GLVP to grow at a CAGR of approximately 1% and reach around 95 million units by 2030.

Recent transactions and events

On February 28, 2023, Melrose Industries PLC (“Melrose”) transferred the entire shareholding of GKN Industries Limited and GKN Powder Metallurgy Holdings Limited to Dowlais such that all the related entities became owned directly or indirectly by Dowlais.

On April 20, 2023, Melrose made a distribution to its shareholders of Dowlais shares with one Dowlais share issued for every Melrose share held. Prior to April 20, 2023, the ultimate parent company and controlling party of the Dowlais Group was Melrose Industries PLC, a public company limited by shares and incorporated in England & Wales.

In early 2024 the Dowlais Group started a process to identify suitable investment partners for the Hydrogen business. On July 29, 2024, the Dowlais Group disposed of its entire interest in its GKN Hydrogen business to Langley Holdings plc, for nominal consideration. This disposal aligns with the Dowlais Group’s strategy to focus on businesses where it can add most value through operational improvement initiatives while ensuring fair treatment for all stakeholders involved throughout this process.

Further to the announcement on March 21, 2024, the Dowlais Group commenced a share buyback program on April 4, 2024 of its ordinary shares for up to a maximum aggregate consideration of £50 million, of which £32 million was completed as of June 30, 2025 (as noted below, the share buyback program was discontinued). The purpose of the share buyback program was to reduce the Dowlais Group’s share capital and therefore the shares purchased under the program have been cancelled. Following the announcement regarding the recommended combination with AAM on January 29, 2025, the Dowlais Group cancelled the share buyback program with immediate effect.

In the last quarter of 2024, the Dowlais Group successfully refinanced part of its term loan debt through the issuance of US$500 million of notes in the US private placement market. The notes have maturities in the range of 5 – 12 years. Following the note issuance, the notes were repaid in full, with the full $400 million of the term loan debt having been repaid as of June 30, 2025. Post refinancing, the Dowlais Group continues to be funded through two core banking facilities comprised of a multi-currency revolving credit facility and term loan facility, and the US private placement notes resulting in combined debt facilities of £1,831 million. The revolving credit and term loan facilities have an initial maturity date of April 20, 2026, and the Dowlais Group has the option to extend the maturity of the revolving credit facility by up to two years, at its sole discretion.

Overview of segments

As described above, the Dowlais Group’s business is organized into Automotive and Powder Metallurgy (and previously Hydrogen until its disposal in July 2024) segments. These comprise the Dowlais Group’s reportable segments and their results are regularly reviewed by the Dowlais Board of Directors.

Results of operations

Six months ended June 30, 2025 versus the six months ended June 30, 2024

The table below sets out the results of operations of the Dowlais Group for the six months ended June 30, 2025 and June 30, 2024:

	For the six months ended June 30,		Change %
	2025	2024	2025 vs 2024

	£ million
Revenue	2,181	2,289	-4.7
Cost of sales	(1,866)	(1,943)	4.0
Gross profit	315	346	-9.0
Selling, general and administrative expenses	(300)	(432)	30.6
Operating profit/(loss)	15	(86)	117.4
Share of results of equity accounted investments, net of tax	31	29	6.9
Finance costs	(58)	(68)	14.7
Finance income	6	2	200.0
Loss before tax	(6)	(123)	-95.1
Tax	(5)	25	-120.0
Loss after tax for the period	(11)	(98)	88.80
Loss for the period attributable to:
Owners of the parent	(14)	(101)	98.0
Non-controlling interests	3	3	0.0

Revenue

The following table sets out the revenue by segment for the periods indicated:

	For the six months ended June 30,		Change %
	2025	2024	2025 vs 2024

	£ million
Revenue	2,181	2,289	-4.7
GKN Automotive	1,710	1,780	-3.9
Driveline	1,112	1,204	-7.6
ePowertrain	560	538	4.1
Other	38	38	—
GKN Powder Metallurgy	471	509	-7.5
Sinter	355	379	-6.3
Powder	80	95	-15.8
Acceleration Platforms	36	35	2.9

Revenue was £2,181 million for the six months ended June 30, 2025, a decrease of £108 million, or 4.7%, from £2,289 million in the six months ended June 30, 2024. Of this decrease, 2.5% was due to the impact of changes in translational foreign exchange rates compared to the prior year. In addition, the following impacted each of the segments:

•	GKN Automotive: Revenue declined 3.9% year-on-year to £1,710 million, primarily driven by a 7.6% decrease in Driveline revenue. Driveline revenues declined 7.6%, of which 2.9% related to the impact of foreign exchange movements, compared to a 0.7% decline in light vehicle production volumes outside China, largely due to adverse customer mix and timing, as the phasing out of older programs was not fully compensated by new platform ramp-ups, which are expected to be more second-half weighted. Revenue from the ePowertrain product line grew 4.1% year-on-year, net of a 0.9% decline due to the impact of foreign exchange movements. This was largely due to a lower comparison base in H1 2024 and a recovery in volume on an AWD platform previously impacted by production delays.

•	GKN Powder Metallurgy: Revenue declined 7.5% year-on-year to £471 million. The impact of changes in foreign exchange rates made up 3.0% of this decrease, with the remaining 4.4% decline largely driven by lower volumes in in Europe and North America, partially offset by volume growth in China. Revenue in the Sinter product line declined by 6.3%, of which foreign exchange rates accounted for a decrease of 3.3%, and the Powder product line was 15.8% lower compared to prior year mainly as result of customer/platform mix and a 2.3% reduction due to foreign exchange movements. The Acceleration Platforms product line performed strongly during the period with significant growth in metallic products resulting in growth of 2.9%, in particular due to revenue growth in thermal management products for AI infrastructure customers, which was offset by negative changes of 1.8% in foreign exchange rates.

Cost of sales

Cost of sales was £1,866 million for the six months ended June 30, 2025, a decrease of £77 million, or 4.0%, from £1,943 million in the six months ended June 30, 2024. Changes in foreign exchange rates made up 2.5% of the 4.0% decrease, with the remaining 1.5% reflecting the decline in sales volumes during the first six months of 2025.

Selling, general and administrative expenses (SG&A expenses)

SG&A expenses were £300 million for the six months ended June 30, 2025, a decrease of £132 million, or 30.6%, from £432 million in the six months ended June 30, 2024. The decrease in SG&A includes a £22 million decrease in R&D overhead costs following the Group’s strategic decision to right size its engineering investment in the ePowertrain product line, and a decrease of £85 million in relation to the following items:

•	Restructuring costs of £36 million were included in SG&A expenses for the six months ended June 30, 2025, a decrease of £13 million from £49 million in the six months ended June 30, 2024. This included £27 million of restructuring costs recorded in the GKN Automotive segment, compared with a charge of £43 million in the six months ended June 30, 2024, primarily relating to footprint consolidation actions as the business continues to address its cost base and deliver transformational programs. Costs incurred in the six months ended June 30, 2025 include direct costs relating to the closure of GKN Automotive plants in Köping, Sweden and Roxboro, North Carolina together with direct costs of expansion of the Group’s production capacity in Mexico, and continued transfer of manufacturing from Mosel, Germany to Miskolc, Hungary. Restructuring costs also included a charge of £7 million recorded in the Powder Metallurgy segment relating to the optimization of headcount and reorganization of activities under the new commercial strategy, compared with a charge of £4 million in the six months ended June 30, 2024.

•	Credits related to unrealized gains on derivatives and associated financial assets and liabilities of £49 million were recorded in SG&A expenses in the six months ended June 30, 2025, compared with charges related to losses of £35 million in the six months ended June 30, 2024. These are primarily forward foreign currency exchange contracts where hedge accounting is not applied and are entered into to mitigate the potential volatility of future cash flows, on long-term foreign currency customer and supplier contracts, including foreign exchange movements on the associated financial liabilities.

•	SG&A expenses in the six months ended June 30, 2025 also included (i) a charge of £92 million related to amortization of intangible assets acquired in business combinations, compared to a charge of £96 million in the six months ended June 30, 2024; and (ii) costs of £16 million incurred in relation to the proposed combination with AAM.

Share of result of equity accounted investments, net of tax

The share of results of equity accounted investments, net of tax was £31 million for the six months ended June 30, 2025, an increase of £2 million, or 6.9%, from £29 million in the six months ended June 30, 2024. This increase was primarily due to stronger performance in the largest of the Dowlais Group’s equity accounted investments, based in China.

Finance costs

Finance costs were £58 million for the six months ended June 30, 2025, a decrease of £11 million, or 14.7%, from £68 million in the six months ended June 30, 2024. The decrease primarily relates to fair value changes on other financial assets, which decreased from a charge of £9 million in the six months ended June 30, 2024 to a charge of £nil in 2025.

Finance income

Finance income was £6 million for the six months ended June 30, 2025, an increase of £4 million, or 200.0%, from £2 million in the six months ended June 30, 2024, reflecting increased bank interest receivable.

Tax

The Group’s tax charge was £5 million for the six months ended June 30, 2025, compared with a tax credit of £25 million in the six months ended June 30, 2024, reflecting a £24 million reduction in deferred tax credit.

Year ended December 31, 2024 versus year ended December 31, 2023

The table below sets out the results of operations of the Dowlais Group for the financial years 2024 and 2023:

	For the year ended December 31,		Change %
	2024	2023	2024 vs 2023

	£ million
Revenue	4,337	4,864	-10.8
Cost of sales	(3,691)	(4,107)	10.1
Gross profit	646	757	-14.7
Selling, general and administrative expenses	(813)	(1,258)	35.4
Operating loss	(167)	(501)	-66.7
Share of results of equity accounted investments, net of tax	61	51	19.6

	For the year ended December 31,		Change %
	2024	2023	2024 vs 2023

	£ million
Finance costs	(131)	(101)	-29.7
Finance income	22	29	-24.1
Loss before tax	(215)	(522)	58.8
Tax	47	27	74.1
Loss after tax for the year	(168)	(495)	66.1
Loss for the year attributable to:
Owners of the parent	(173)	(501)	65.5
Non-controlling interests	5	6	-16.7

Revenue

The following table sets out the revenue by segment for the periods indicated:

	For the year ended December 31,		Change %
	2024	2023	2024 vs 2023

	£ million
Revenue	4,337	4,864	-10.8
GKN Automotive	3,391	3,843	-11.8
Driveline	2,268	2,436	-6.9
ePowertrain	1,049	1,329	-21.1
Other	74	78	-5.1
GKN Powder Metallurgy	946	1,016	-6.9
Sinter	744	800	-7.0
Additive	30	26	15.4
Powder	172	190	-9.5
GKN Hydrogen	—	5	n.a

Revenue was £4,337 million in the financial year 2024, a decrease of £527 million, or 10.8%, from £4,864 million in the financial year 2023. Of this decrease, 3.4% was due to the impact of changes in translational foreign exchange rates compared to the prior year, with the British pound sterling strengthening against several currencies (at average exchange rates), particularly the US Dollar and the Euro. In addition, the following impacted each of the segments:

•	GKN Automotive: Revenue declined 11.8% year-on-year to £3,391 million largely due to the impact of lower volumes and product mix in the ePowertrain product line, which continued to be impacted by volatility in BEV production volumes, driven by low double-digit decline in AWD systems, high single-digit decline in ePowertrain components and significant decline in eDrive systems. Driveline revenues declined 3.2% before considering the foreign exchange impact mentioned above, slightly outperforming a declining GLVP outside China of 3.3%, as it continued to demonstrate the resilience of its broad portfolio and scale across customers, platforms and geographies.

•	GKN Powder Metallurgy: Revenue declined 6.9% year-on-year to £946 million. Of this decrease, 3.1% was due to customer/platform mix in the North American Sinter business, and 3.3% was due to the impact of changes in foreign exchange rates.

Cost of sales

Cost of sales was £3,691 million in the financial year 2024, a decrease of £416 million, or 10.1%, from £4,107 million in the financial year 2023. This decrease mostly reflected the decline in sales volumes during the financial year 2024.

Selling, general and administrative expenses (SG&A expenses)

SG&A expenses were £813 million in the financial year 2024, a decrease of £445 million, or 35.4%, from £1,258 million in the financial year 2023. This decrease was primarily due to the £449 million goodwill impairment charge recorded in the financial year 2023 relating to the Powder Metallurgy segment. The remaining £4 million increase in SG&A included a decrease of £69 million reflecting the impact of changes in foreign exchange rates and a reduction in spend in administrative expenses, offset by an increase of £73 million in relation to the following items:

•	Restructuring costs of £145 million were included in SG&A expenses in the financial year 2024, an increase of £25 million from £120 million in the financial year 2023. This included £125 million of restructuring costs recorded in the GKN Automotive segment, compared with a charge of £109 million in the financial year 2023, primarily relating to significant footprint consolidation actions as the business continues to address its cost base and deliver transformational programs. Significant costs incurred in the year ended December 31, 2024 include direct costs relating to the closure of a GKN Automotive plant in Roxboro, North Carolina and direct costs of expansion in Mexico as new product lines are added to the facility, and continued transfer of manufacturing from Mosel, Germany to Miskolc, Hungary. Further costs have also been incurred reflecting the Dowlais Group’s strategic decision to right size its engineering investment in the ePowertrain product line, with a primary focus on eDrive systems, to optimize capital allocation. Restructuring costs also included a charge of £17 million recorded in the Powder Metallurgy segment relating to the optimization of headcount and reorganization of activities under the new commercial strategy, compared with a charge of £10 million in the financial year 2023.

•	Charges related to unrealized losses on derivatives and associated financial assets and liabilities of £71 million were recorded in SG&A expenses in the financial year 2024, compared with a credit related to gains of £16 million in the financial year 2023. These are primarily forward foreign currency exchange contracts where hedge accounting is not applied and are entered into to mitigate the potential volatility of future cash flows, on long-term foreign currency customer and supplier contracts, including foreign exchange movements on the associated financial liabilities.

•	SG&A expenses in the financial year 2024 also included (i) a charge of £191 million related to amortization of intangible assets acquired in business combinations, compared to a charge of £197 million in the financial year 2023; (ii) a loss of £8 million relating to the disposal of the Hydrogen business on 29 July 2024 for nominal consideration (2023: £nil); (iii) a credit of £27 million recorded on the release of a warranty provision originally recognized as a fair value item on historical acquisitions. In the financial year 2023, a credit of £17 million was recognized relating to loss making contracts (previously recognized as a fair value item on historical acquisitions); and (iv) a charge of £1 million related to demerger costs (2023: £42 million).

Share of result of equity accounted investments, net of tax

The share of results of equity accounted investments, net of tax was £61 million in the financial year 2024, an increase of £10 million, or 19.6%, from £51 million in the financial year 2023. This increase was primarily due to consistent stronger performance in the largest of the Dowlais Group’s equity accounted investments, based in China.

Finance costs

Finance costs were £131 million in the financial year 2024, an increase of £30 million, or 29.7%, from £101 million in the financial year 2023. The main driver of the increase was interest charges on bank loans and overdrafts, which were £26 million higher compared to the preceding year due to a full-year impact of the post demerger capital structure and draw-down on the revolving credit facility in the year.

Finance income

Finance income was £22 million in the financial year 2024, a decrease of £7 million, or 24.1%, from £29 million in the financial year 2023. In the prior year, finance income included the benefit of one-off foreign exchange gains of £22 million on loans with the Melrose Group up to the date of demerger. Offsetting this reduction was an £11 million release of accrued interest relating to a settlement agreement reached with German tax authorities in respect of prior years.

Tax

The tax credit was £47 million in the financial year 2024 compared to a tax credit of £27 million in the financial year 2023. The increased credit reflects the increase in loss before tax after adjusting for disallowable expenses, which included a £45 million credit related to a settlement agreement reached with German tax authorities in respect of the years 2010 to 2021.

Cash flows

Six months ended June 30, 2025 versus the six months ended June 30, 2024

The following table sets out financial information extracted from the cash flow statement for the six months ended June 30, 2025 and June 30, 2024:

	For the six months ended June 30,
	2025	2024

	£ million
Net cash generated from operating activities	11	35
Net cash used in investing activities	(51)	(29)
Net cash generated from/(used in) financing activities	5	(16)
Net decrease in cash and cash equivalents, net of bank overdrafts	(35)	(10)

Net cash from operating activities

Net cash from operating activities was £11 million for the six months ended June 30, 2025, compared to £35 million in the six months ended June 30, 2024. The reduction of £24 million primarily reflects adverse working capital movement of £3 million compared with the six months ended June 30, 2024, restructuring cash payments of £63 million being £12 million higher than the six months ended June 30, 2024, in support of ongoing performance improvement and footprint rationalization efforts, cash paid in 2025 relating to the AAM combination of £7 million, and an increase in tax paid of £5 million.

Net cash used in investing activities

Net cash used in investing activities was £51 million for the six months ended June 30, 2025, compared to £29 million in the six months ended June 30, 2024. The increase of £22 million primarily reflects lower dividends received from equity accounted investments of £45 million in 2025 compared with £70 million received in the six months ended June 30, 2024.

Net cash from/(used in) financing activities

Net cash from financing activities was £5 million for the six months ended June 30, 2025, compared to cash used in financing activities of £16 million in the six months ended June 30, 2024, with the difference reflecting increased net drawings on borrowing facilities of £62 million in 2025 compared with £44 million in the six months ended June 30, 2024.

Year ended December 31, 2024 versus year ended December 31, 2023

The following table sets out financial information extracted from the cash flow statements for the financial years 2024 and 2023.

	For the year ended December 31,
	2024	2023

	£ million
Net cash generated from operating activities	120	239
Net cash used in investing activities	(119)	(194)
Net cash generated from/(used in) financing activities	17	23
Net increase/(decrease) in cash and cash equivalents, net of bank overdrafts	18	68

Net cash from operating activities

Net cash from operating activities was £120 million in the financial year 2024, compared to £239 million in the financial year 2023. The reduction of £119 million includes adverse working capital movement of £53 million, an increase in restructuring costs of £35 million and increased interest paid of £28 million. This was partially offset by demerger cash costs of £4 million, being £44 million lower than the preceding year (£48 million).

Net cash used in investing activities

Net cash used in investing activities was £119 million in the financial year 2024, compared to cash used in investing activities of £194 million in the financial year 2023. This was mainly due to lower capital expenditure of £191 million in the financial year 2024, a decrease of £104 million compared to £295 million in the financial year 2023, as it was adjusted to align with lower volumes and no material expenditure was incurred on new production facilities, primarily associated with footprint restructuring initiatives. This was partially offset by lower proceeds received from disposal of property, plant and equipment of £4 million, compared with £33 million in the financial year 2023.

Net cash from/(used in) financing activities

Net cash from financing activities was £17 million in the financial year 2024, compared to cash from financing activities of £23 million in the financial year 2023. The Dowlais Group implemented a share buy-back scheme in the financial year 2024, acquiring shares worth £26 million during the year. The Dowlais Group paid an interim and final dividend to equity shareholders in 2024, totaling £58 million. In the financial year 2023 the Dowlais Group paid an interim dividend of £19 million, but no final dividend as Dowlais Group plc did not exist at December 31, 2022. These reductions were offset by net drawings and repayments on borrowing facilities and cash settlements with related parties increasing to £129 million in the financial year 2024, compared with £93 million in the financial year 2023.

Liquidity and capital resources

Available cash and cash equivalents and debt facilities are reviewed regularly to ensure sufficient funds are available to support the Dowlais Group’s activities.

The Dowlais Group’s primary sources of liquidity are cash generated from operating activities and funds available under its multi-currency term loan, revolving credit facility and US private placement notes. At June 30, 2025, the Dowlais Group’s cash and cash equivalents balance, net of overdrafts was £267 million (December 31, 2024: £323 million and December 31, 2023: £313 million), and a further £462 million (December 31, 2024: £534 million and December 31, 2023: £590 million) was available under the revolving credit facility, translating to a total liquidity position of £729 million (December 31, 2024: £857 million and December 31, 2023: £903 million).

As of June 30, 2025, the Dowlais Group’s net indebtedness was £1,034 million, comprising:

(i)	cash and cash equivalents of £325 million;

(ii)	net of bank overdrafts of £58 million, current interest-bearing loans and borrowings of £185 million and non-current interest-bearing loans and borrowings of £1,116 million.

As of December 31, 2024, the Dowlais Group’s net indebtedness was £968 million, comprising:

(i)	cash and cash equivalents of £336 million;

(ii)	net of bank overdrafts of £13 million and non-current interest-bearing loans and borrowings of £1,291 million.

In addition to the above, the Dowlais Group continues to be funded by its committed bank facility that includes a multi-currency denominated term loan of £100 million and €100 million as well as a multi-currency denominated revolving credit facility of £350 million, US$660 million and €450 million. The revolving credit and term loan facilities have an initial maturity date of April 20, 2026, however the Dowlais Group has the option to extend the maturity of the revolving credit facility by up to two years, at its sole discretion.

As of June 30, 2025, the Dowlais Group had 35% of its drawn debt at fixed interest rate. This is made up of the US private placement notes and interest rate swaps. The maturity dates of the interest rate swaps are aligned with those of the underlying debt facilities. The Dowlais Group’s effective interest rate was 6.3%, in line with prior years.

As of December 31, 2024, the Dowlais Group had 46% of its drawn debt at fixed interest rates. The average interest rate payable on the Dowlais Credit Facilities and Dowlais Notes, net of the impact of interest rate hedging, was 6.3% for the year ended December 31, 2024.

Loans drawn under these facilities are guaranteed by Dowlais Group plc and certain of its subsidiaries. There is no security over any of the Dowlais Group’s assets in respect of these facilities.

Working capital

The Dowlais Group has a small number of uncommitted working capital programs, which provide favorable financing terms on eligible customer receipts and competitive financing terms to suppliers on eligible supplier payments.

Businesses that participate in these customer-related finance programs have the ability to choose whether to receive payment earlier than the normal due date, for specific customers on a non- recourse basis.

Some suppliers may utilize the Dowlais Group’s supplier finance programs, which are provided by a limited number of the Dowlais Group’s relationship banks. There is no cost to the Dowlais Group for providing these programs to its suppliers. These arrangements do not change the date suppliers are due to be paid by Dowlais, and therefore there is no additional impact on the Dowlais Group’s liquidity.

Capital commitments

At June 30, 2025, the Dowlais Group had committed expenditure of £23 million relating to the acquisition of new plant and machinery.

At December 31, 2024, the Dowlais Group had committed expenditure of £26 million (2023: £42 million) relating to the acquisition of new plant and machinery.

Off-balance sheet arrangements

As of June 30, 2025 and December 31, 2024, the Dowlais Group had no off-balance sheet arrangements other than its working capital facilities and capital commitments discussed above.

Critical accounting policies

The preparation of financial statements requires management to exercise judgment in applying the Dowlais Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any affected future periods. There were no critical judgments made by management, however key sources of estimation uncertainty were identified in respect of key assumptions underpinning value in use calculations in goodwill impairment tests and assumptions applied in calculating the accounting values for retirement benefit obligations.

Further discussion of the critical accounting policies that are relevant to included in Note 2 to the financial information of the Dowlais Group in the section of this offering memorandum entitled “Index to Dowlais Consolidated Financial Statements.”

Quantitative and qualitative disclosure about market risk

The Dowlais Group is exposed to market risks in the ordinary course of business. These risks primarily include interest rate risk, liquidity, credit risk, market risk and foreign currency risk. See Note 24 to the financial information of the Dowlais Group in the section of this offering memorandum entitled “Index to Dowlais Consolidated Financial Statements.”

Recent accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to the Dowlais Group is included in Note 1 to the consolidated financial statements.